As filed with the Securities and Exchange Commission on August 10, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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GLOBAL PAYMENTS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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GLOBAL PAYMENTS INC.

10 GLENLAKE PARKWAY, NORTH TOWER

ATLANTA, GEORGIA 30328

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

The 2012 annual meeting of shareholders (the “Annual Meeting”) of Global Payments Inc., or the Company, will be held at our offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia, 30328-3473 on September 19, 2012, at 11:00 a.m., Atlanta time, for the following purposes:

1.	To elect three Class III directors to serve until the annual meeting of shareholders in 2015, or until their successors are duly elected and qualified or until their earlier resignation, retirement, disqualification, removal from office or death;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To approve the Second Amended and Restated Articles of Incorporation; and

4.	To ratify the reappointment of Deloitte & Touche LLP as the Company’s independent public accountants.

The shareholders may also transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on August 1, 2012 are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. You may vote your shares via the Internet or by telephone, as instructed in the Notice of Electronic Availability of Proxy Materials, or if you received your proxy materials by mail, you may also vote by mail.

YOUR VOTE IS IMPORTANT

Submitting your proxy does not affect your right to vote in person if you attend the Annual Meeting. Instead, it benefits us by reducing the expenses of additional proxy solicitation. Therefore, you are urged to submit your proxy as soon as possible, regardless of whether or not you expect to attend the Annual Meeting. You may revoke your proxy at any time before its exercise by (i) delivering written notice of revocation to our Corporate Secretary, Suellyn P. Tornay, at the above address, (ii) submitting to us a duly executed proxy card bearing a later date, (iii) voting via the Internet or by telephone at a later date, or (iv) appearing at the Annual Meeting and voting in person; provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Corporate Secretary at or before the Annual Meeting, and no such revocation under clause (iii) shall be effective unless received on or before 1:00 a.m., Central Time, on September 19, 2012.

When you submit your proxy, you authorize Paul R. Garcia or Suellyn P. Tornay or either one of them, each with full power of substitution, to vote your shares at the Annual Meeting in accordance with your instructions or, if no instructions are given, for the election of the Class III nominees, for the approval, on an advisory basis, of the compensation of our named executive officers, for the approval of the Second Amended and Restated Articles of Incorporation, and for the ratification of the reappointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent public accountants. The proxies, in their discretion, are further authorized to vote on any adjournments or postponements of the Annual Meeting, for the election of one or more persons to the Board of Directors if any of the nominees becomes unable to serve or for good cause will not serve, on matters which the Board does not know a reasonable time before making the proxy solicitations will be presented at the Annual Meeting, or any other matters which may properly come before the Annual Meeting and any postponements or adjournments thereto.

By Order of the Board of Directors,

SUELLYN P. TORNAY,

Executive Vice President,

General Counsel and Corporate Secretary

Dated: August 10, 2012

August 10, 2012

GLOBAL PAYMENTS INC.

10 GLENLAKE PARKWAY, NORTH TOWER

ATLANTA, GEORGIA 30328

PROXY STATEMENT

A.	Introduction

This Proxy Statement is being furnished to solicit proxies on behalf of the Board of Directors of Global Payments Inc. (the “Company” or “we”) for use at the 2012 annual meeting of shareholders (the “Annual Meeting”), and at any adjournments or postponements thereof. The Annual Meeting will be held at our offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia, 30328-3473 on September 19, 2012, at 11:00 a.m., Atlanta time, for the following purposes:

1.	To elect three Class III directors to serve until the annual meeting of shareholders in 2015, or until their successors are duly elected and qualified or until their earlier resignation, retirement, disqualification, removal from office or death;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To approve our Second Amended and Restated Articles of Incorporation; and

4.	To ratify the reappointment of Deloitte & Touche LLP as the Company’s independent public accountants.

The shareholders may also transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Notice of Electronic Availability of Proxy Statement and Annual Report. As permitted by the Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our annual report available to our shareholders electronically via the Internet. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and vote online. You will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained in the notice.

The Notice of Electronic Availability of Proxy Materials and this Proxy Statement are first being made available to shareholders on or about August 10, 2012.

B.	Quorum and Voting

(1) Voting Shares. Pursuant to our Amended and Restated Articles of Incorporation, only the Company’s common shares, no par value (the “Common Stock”), may be voted at the Annual Meeting.

(2) Record Date. Only those holders of Common Stock of record at the close of business on August 1, 2012, are entitled to receive notice and to vote at the Annual Meeting or any adjournment or postponement thereof. On that date, there were approximately 78,900,000 shares of Common Stock issued and outstanding, held by approximately 2300 shareholders of record. These holders are entitled to one vote per share.

(3) Quorum. In order for any business to be conducted, the holders of a majority of the shares entitled to vote at the Annual Meeting must be present (a “Quorum”), either in person or represented by proxy. Abstentions and votes withheld, and shares represented by proxies reflecting abstentions or votes withheld, will be treated as present for purposes of determining the existence of a Quorum at the Annual Meeting. They will not be considered as votes “for” or “against” any matter for which the respective shareholders have indicated their intention to abstain or withhold their votes, but in some instances may be considered votes “cast.” Broker or nominee non-votes, which occur when shares held in “street name” by brokers or nominees who indicate that they do not have discretionary authority to vote on a particular matter, will not be considered as votes “for” or “against” that particular matter. Broker and nominee non-votes will be treated as present for purposes of determining the existence of a Quorum and may be entitled to vote on other matters at the Annual Meeting.

(4) Voting Options. The first proposal, which is the election of three directors in Class III, will require the vote of the holders of a plurality of the shares of Common Stock represented and entitled to vote at the Annual Meeting at which a Quorum is present. Shareholders may (i) vote “for” each nominee, or (ii) “withhold” authority to vote for any nominee. If a Quorum is present, a vote to “withhold” and a broker non-vote will have no effect on the outcome of the election of directors. The three nominees receiving the most votes will be elected to serve as the Class III Directors for a three-year term.

With respect to the second proposal, the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers as described in this Proxy Statement requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. Shareholders may (i) vote “for,” (ii) vote “against,” or (iii) “abstain” from voting on the proposal. Abstentions and broker non-votes will not affect the outcome of this proposal.

With respect to the third proposal, to approve the Second Amended and Restated Articles of Incorporation requires the affirmative vote of the holders of at least two-thirds (2/3) of all classes of stock entitled to vote. Shareholders may (i) vote “for,” (ii) vote “against,” or (iii) “abstain” from voting on the proposal. Abstentions and broker non-votes will be treated as a vote against this proposal.

With respect to the fourth proposal, the ratification of Deloitte as the Company’s independent public accountants for the fiscal year ending May 31, 2013, requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. Shareholders may (i) vote “for,” (ii) vote “against,” or (iii) “abstain” from voting on the proposal. Abstentions will have no effect on the outcome of the reappointment of Deloitte as the Company’s independent public accountants.

(5) How to Vote. If you received a notice of electronic availability, you cannot vote your shares by filling out and returning the notice. The notice, however, provides instructions on how to vote by Internet, by telephone, or by requesting and returning a paper proxy card.

(6) Internet and Telephone Voting. Shareholders of record can simplify their voting and reduce our costs by voting their shares via the Internet or by telephone. Shareholders may submit their proxy voting instructions via the Internet or telephone by following the instructions provided in the notice of electronic availability. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or a broker, the availability of Internet and telephone voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive. If you received a printed version of the proxy materials by mail, you may vote by following the instructions provided with your proxy materials and on your proxy card.

(7) Default Voting. When a proxy is timely executed and not revoked, the shares represented by the proxy will be voted in accordance with the instructions indicated in the proxy. IF NO INSTRUCTIONS ARE INDICATED, HOWEVER, PROXIES WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1, “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IN PROPOSAL 2, “FOR” THE APPROVAL OF THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION IN PROPOSAL 3, AND “FOR” PROPOSAL 4 RELATING TO THE RATIFICATION OF THE REAPPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS.

The Board of Directors is not presently aware of any business to be presented for a vote at the Annual Meeting other than the proposals noted above. If any other matter properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is made, in their own discretion.

(8) Revocation of a Proxy. A shareholder’s submission of a proxy via the Internet, by telephone, or by mail does not affect the shareholder’s right to attend in person. A shareholder who has given a proxy may revoke it at any time prior to its being voted at the Annual Meeting by (i) delivering written notice of revocation to our Corporate Secretary, Suellyn P. Tornay, at our address listed on the first page of this proxy statement, (ii) properly submitting to us a duly executed proxy card bearing a later date, (iii) voting via the Internet or by telephone at a later date, or (iv) appearing at the Annual Meeting and voting in person; provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Corporate Secretary at or before the Annual Meeting, and no such revocation under clause (iii) shall be effective unless received on or before 1:00 a.m. Central Time on September 19, 2012.

(9) Adjourned Meeting. If a Quorum is not present, the Annual Meeting may be adjourned by the holders of a majority of the shares of Common Stock represented at the Annual Meeting. The Annual Meeting may be rescheduled at the time of the adjournment with no further notice of the reconvened meeting if the date, time and place of the reconvened meeting are announced at the adjourned meeting before its adjournment; provided, however, that if a new record date is or must be fixed, notice of the reconvened meeting must be given to the shareholders of record as of the new record date. An adjournment will have no effect on the business to be conducted at the meeting.

PROPOSAL ONE:

ELECTION OF DIRECTORS; NOMINEES

Our Bylaws provide that the number of directors constituting the Board of Directors shall be not less than two or more than twelve, as determined from time to time by resolution of the shareholders or of the Board of Directors. Our Board of Directors has adopted a resolution that the Board should have nine members. The Board of Directors currently consists of nine members, who are divided into three classes, with the term of office of each class ending in successive years. Each class of directors serves staggered three-year terms.

The three directors in Class III, Alex W. Hart, William I Jacobs, and Alan M. Silberstein have been nominated for election at the Annual Meeting. The Class III Directors will be elected to hold office until the 2015 annual meeting of shareholders, or until their respective successors have been duly elected and qualified, or until their respective earlier resignation, retirement, disqualification, removal from office or death. In the event that any of the nominees is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for such other person(s) as they may select.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR.

The affirmative vote of the holders of a plurality of the shares of Common Stock represented and entitled to vote at the Annual Meeting at which a Quorum is present is required for the election of each of the nominees. If a choice is specified on the proxy card by a shareholder, the shares will be voted as specified. If no specification is made, the shares will be voted “FOR” each of the three nominees.

A.	Certain Information Concerning the Nominees and Directors

The following pages set forth the names of the nominees and the directors continuing in office, their ages, the month and year in which they first became directors of the Company, their positions with the Company, their principal occupations and employers for at least the past five years, any other directorships held by them in the last five years in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934 (the Exchange Act”) or any company registered as an investment company under the Investment Company Act of 1940, as well as additional information. The following pages include the experience that led the Board of Directors to conclude that the individual should continue to serve as a director of the Company. There is no family relationship between any of our executive officers or directors. There are no arrangements or understandings between any of our directors and any other person pursuant to which any of them was elected as a director, other than arrangements or understandings with the directors solely in their capacities as such. For information concerning membership on committees of the Board of Directors, see “Other Information about the Board and its Committees” below.

NOMINEES FOR DIRECTOR

Class III

Term Expiring Annual Meeting 2012

Name and Age	Month and Year First Became Director, Positions with the Company, Principal Occupations During at Least the Past Five Years, and Other Directorships
Alex W. Hart (72)

Director of the Company (since February 2001)

Business Consultant (since October 1997); Chief Executive Officer of Advanta Corporation (1995-1997); Executive Vice Chairman of Advanta Corporation (1994); President and Chief Executive Officer of MasterCard International (1988-1994); Director, Fair Isaac Corporation, Miter Systems, Inc., and VeriFone, Inc.; Chairman of the Board and Director, SVB Financial Group.

Mr. Hart brings to our Board substantial experience in our industry, having served as the President and Chief Executive Officer of MasterCard and has served as a director of several companies. Because of such experience, we believe Mr. Hart has a deep understanding of the strategic and operational issues we face and provides useful insight to our Board as we review our strategic initiatives. Mr. Hart serves as the Chairman of our Governance, Nominating, and Risk Oversight Committee.

William I Jacobs (70)

Director of the Company (since February 2001)

Business Advisor (since August 2002); Managing Director and Chief Financial Officer of The New Power Company (2000-2002) ; Senior Executive Vice President, Strategic Ventures for MasterCard International (1999-2000); Executive Vice President, Global Resources for MasterCard International (1995-1999); Executive Vice President, Chief Operating Officer, Financial Security Assurance, Inc. (1984-1994); Director, Asset Acceptance Capital Corp.

Mr. Jacobs’ executive management experience, leadership skills, board expertise, and legal training provide our Board with leadership and consensus building skills on matters of strategic importance. Mr. Jacobs serves a vital role as our lead director.

Alan M. Silberstein (64)

Director of the Company (since September 2003)

President, Allston Associates LLP (previously Silco Associates Inc.) (since October 2004) (1); President and Chief Operating Officer, Debt Resolve, Inc. (2003-2004) (2); President and Chief Executive Officer, Western Union (2000-2001); Chairman and Chief Executive Officer, Claim Services, Travelers Property Casualty Insurance (1996-1997); Executive Vice President, Retail Banking, Midlantic Corporation (1992-1995); Director, Capital Access Network, Inc. and Green Bancorp, Inc.

Mr. Silberstein’s experience in the financial services industry and his experience managing several diverse companies provide an important point-of-view to our Board.

Note 1:	Management services firm

Note 2:	Provider of online collections services

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Class I

Term Expiring Annual Meeting 2013

Name and Age	Month and Year First Became Director, Positions with the Company, Principal Occupations During at Least the Past Five Years, and Other Directorships
Edwin H. Burba, Jr. (75)

Director of the Company (since February 2001)

National Security Leadership and Business Consultant (since 1993); Commander in Chief, Forces Command, United States Army (1989-1993); Commanding General, Combined Field Army of the Republic of Korea and United States (1988-1989).

General Burba had an extensive career in the military and retired from the army in 1993 as the Commander-in-Chief, Forces Command, Fort McPherson, Georgia. His leadership skills and experience managing people bring a unique perspective and useful insight to our Board which we have found to be invaluable. General Burba serves as the Chairman of our Compensation Committee.

Raymond L. Killian (75)

Director of the Company (since September 2003)

Chairman Emeritus, Investment Technology Group, Inc. (since March 2007) (1); Chairman, Investment Technology Group, Inc. (1997-2007); President and Chief Executive Officer, Investment Technology Group, Inc. (1995-2002 and 2004-2007); Executive Vice President, Jefferies Group, Inc. (1985-1995); Vice President, Institutional Sales, Goldman Sachs & Co. (1982-1985).

In addition to the specific experience described above, Mr. Killian brings to our Board his experience managing a complex, publicly traded company. With his skills and expertise obtained in managing a specialized agency brokerage and technology firm, he serves as the Chairman of our Technology Committee.

Ruth Ann Marshall (58)

Director of the Company (since September 2006)

President, Americas for MasterCard International (2000-2006); Senior Executive Vice President, Concord, EFS (1995-1999); Director, Regions Financial Corporation and ConAgra, Inc.

Because of Ms. Marshall’s deep knowledge of our business and industry as well as her detailed and in-depth knowledge of the issues, opportunities and challenges facing us, we believe that she is an invaluable member of our Board of Directors.

Note 1:	Specialized agency brokerage and technology firm

Class II

Term Expiring Annual Meeting 2014

Name and Age	Month and Year First Became Director, Positions with the Company, Principal Occupations During at Least the Past Five Years, and Other Directorships
Paul R. Garcia (60)	Chairman of the Board of the Company (since October 2002); Director and Chief Executive Officer of the Company (since February 2001); Chief Executive Officer of NDC eCommerce, a division of National Data Corporation (July 1999 - January 2001); President and Chief Executive Officer of Productivity Point International (March 1997 – September 1998); Group President of First Data Card Services (1995 – 1997); Chief Executive Officer of National Bancard Corporation (NaBANCO) (1989 – 1995). Director, Dun & Bradstreet Corp. (since May 2012).

Mr. Garcia’s leadership skills, extensive knowledge of and experience in the payment services and financial services industries, and his understanding of our business and historical development give him unique insight into our challenges, opportunities, and business.

Gerald J. Wilkins (54)

Director of the Company (since November 2002)

President, WJG Consulting, Inc. (2003-2007 and 2008 to present) (1); Chief Financial Officer, Habitat for Humanity International (2007-2008) (2); Executive Vice President and Chief Financial Officer of AFC Enterprises, Inc. (2000-2003); Chief Financial Officer of AFC Enterprises, Inc. (1995-2000); Vice President, International Business Planning, KFC International (1993-1995).

Mr. Wilkins’ experience as a principal financial officer of several organizations provides an important perspective to our Board regarding finance and accounting matters.

Michael W. Trapp (72)	Director of the Company (since July 2003) President, Sands Partners, Inc. (since 2000) (3); Managing Partner, Southeast area, Ernst & Young LLP (1993-2000); Director, Ann Inc.

Mr. Trapp brings to the Board expertise and knowledge regarding finance and accounting matters, enabling him to provide valuable leadership to the Board’s oversight of financial reporting. He serves as the Chairman of our Audit Committee and qualifies as an “audit committee financial expert” under the applicable SEC rules.

Note 1:	Independent consulting firm

Note 2:	Nonprofit housing ministry

Note 3:	Investment business

B.	Other Information about the Board and its Committees

(1) Meetings. During the fiscal year ended May 31, 2012 (the 2012 fiscal year), our Board of Directors held eight meetings. All directors attended 100% of the combined total of the Board of Directors meetings and meetings of the committees on which they served during the period for which the respective director served on the Board of Directors or the applicable committee, except for Mr. Hart who attended 92% of all such meetings and Mr. Killian who attended 90% of all such meetings.

(2) Fiscal Year 2012 Director Compensation. The following table reflects the compensation payable to the outside directors of the Company.

2012 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Nonqualified Deferred Compensation Earnings (2)($)	Total ($)
(a)	(b)	(c)	(f)	(h)
Edwin H. Burba, Jr.	$81,000	$125,000	—	$206,000
Paul R. Garcia (3)	—	—	—	—
Alex W. Hart	$79,000	$125,000	—	$204,000
William I Jacobs	$121,500	$150,000	—	$271,500
Raymond L. Killian	$74,000	$125,000	—	$199,000
Ruth Ann Marshall	$68,500	$125,000	—	$193,500
Alan M. Silberstein	$71,000	$125,000	—	$196,000
Michael W. Trapp	$88,500	$125,000	—	$213,500
Gerald J. Wilkins	$68,000	$125,000	—	$193,000

Note 1:	The amounts shown in the Stock Awards column reflect aggregate grant date fair value of such awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”). The amount shown in this column was determined by multiplying the number of shares received by the value of the Common Stock on the date of the grant. Additional details regarding the stock awards are set forth in the section entitled “Compensation Policy” below. Such shares are entitled to receive dividends once issued but at the same rate as all of the Company’s shareholders. As of May 31, 2012, the outside directors did not hold any unvested stock awards. See the section entitled “Outstanding Options for Directors” below regarding the number of outstanding options for each non-employee director as of May 31, 2012.

Note 2:	All of the non-employee directors are eligible to participate in the Global Payments Inc. Non-Qualified Deferred Compensation Plan described below. In fiscal year 2012, only Ms. Marshall and Mr. Silberstein participated in such plan. None of the directors received any interest on deferred compensation at an above-market rate of interest in 2012. Additional details regarding the Non-Qualified Deferred Compensation Plan are set forth in the section entitled “Non-Qualified Deferred Compensation Plan” below.

Note 3:	Mr. Garcia is a member of the Board of Directors and is also the Chief Executive Officer of the Company and does not receive any additional compensation for his role as a director.

(3) Compensation Policy. During fiscal year 2012, our policy regarding the compensation of our non-employee directors is summarized as follows:

Director	Basic Cash Retainer	Supplemental Cash Retainer	Annual Stock Retainer
Lead Director	$55,000	$50,000	$150,000
Chairman of Audit Committee	$55,000	$20,000	$125,000
Chairman of Compensation Committee	$55,000	$10,000	$125,000
Chairman of Other Committees	$55,000	$5,000	$125,000
All other non-employee directors	$55,000	N/A	$125,000

All Common Stock granted pursuant to the annual stock retainer described in the table above is valued at the market price as of the date of grant and is issued under our 2011 Incentive Plan. Pursuant to the foregoing policy, Mr. Jacobs received 3,736 shares of Common Stock, and each of the other non-employee directors received 3,113 shares of Common Stock. Such Common Stock was issued and cash was paid on September 28, 2011, the business day following the annual meeting of shareholders in 2011. We believe that paying part of the annual consideration in Common Stock encourages ownership of our Common Stock by our directors.

In addition, all non-employee directors received $1,500 per Board meeting attended, except for the lead director who received $2,500 per Board meeting. Non-employee directors who served on a committee received $1,500 per committee meeting, while the chairperson of such committee received $2,500 per committee meeting. Telephonic meetings and telephonic participation for both Board meetings and committee meetings are compensated at $1,000 per meeting. We do not compensate a director who is also an employee of the Company for his or her services as a director. Directors were also compensated for their out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

(4) Outstanding Options for Directors. The following table reflects the outstanding options (vested and unvested) for each non-employee director as of May 31, 2012. The “spread” value contained in the third column is calculated by multiplying the number of options outstanding by the difference between the value of the Common Stock at the closing price on May 31, 2012, which was $42.48, and the exercise price of the option.

Non-employee Directors	Options Outstanding as of May 31, 2012 (includes vested and unvested)	Value as of May 31, 2012 (includes vested and unvested)
Edwin H. Burba, Jr.	29,894	$58,569
Alex W. Hart	41,292	$301,680
William I Jacobs	50,050	$548,699
Raymond L. Killian	41,292	$301,680
Ruth Ann Marshall	25,124	$16,951
Alan M. Silberstein	41,292	$301,680
Michael W. Trapp	25,124	$16,951
Gerald J. Wilkins	25,124	$16,951

(5) Non-Qualified Deferred Compensation Plan. The non-employee directors are eligible to participate in the Company’s Non-Qualified Deferred Compensation Plan, or “DC Plan.” Ms. Marshall and Mr. Silberstein are the only directors who participated in the DC plan during fiscal 2012. Pursuant to the DC Plan, non-employee directors are permitted to elect to defer up to 100% of their annual cash retainer and meeting fees. Participant accounts are credited with earnings based on the participant’s investment allocation among a menu of investment options selected by the DC Plan administrator. Participants are 100% vested in the participant deferrals and related earnings. The Company does not make contributions to the DC Plan and does not guarantee any return on participant account balances. Participants may allocate their plan accounts into sub-accounts that are payable upon separation from service or on designated specified dates. Except in the case of death or disability, participants may elect in advance to have their various account balances pay out in a single lump sum or in installments over a period of two to ten years. In the event a participant separates from service by reason of death or disability, the participant or his designated beneficiary will receive the undistributed portion of his or her account balances in a lump-sum payment. Subject to approval by the DC Plan administrator, in the event of an unforeseen financial emergency beyond the participant’s control, a participant may request a withdrawal from an account up to the amount necessary to satisfy the emergency (provided the participant does not have the financial resources to otherwise meet the hardship).

(6) Board Leadership Structure. The Board of Directors does not have a formal policy on whether the same person should serve as the Chairman of the Board and the Chief Executive Officer. Since 2002, however, Mr. Garcia has served in both roles. The Board believes the combined role of Chief Executive Officer and Chairman, together with a lead independent director having the duties described below, is in the best interest of the shareholders because it provides the appropriate balance between strategy development and independent oversight of management. The Board of Directors believes that having our Chief Executive Officer as Chairman of the Board facilitates the Board’s decision-making process because Mr. Garcia possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing the Company and its business and is thus best positioned to develop agendas (with input from the lead independent director) that ensure that the Board’s time and attention is focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s shareholders, employees, customers, and suppliers.

Mr. Jacobs serves as our lead independent director. The lead independent director’s duties include providing input on the Board meeting agenda items, serving as the chairperson for all executive sessions of the independent directors, and communicating to the Chief Executive Officer the results of the independent executive Board sessions. Executive sessions of the independent directors are generally held immediately after each regularly scheduled meeting of the Board. The independent directors of the Board met in executive session eight times during our fiscal year ended May 31, 2012.

Any interested party may contact the lead independent director by directing such communications to Mr. Jacobs in care of the Corporate Secretary at our address (10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473). Any correspondence received by the Corporate Secretary in accordance with the foregoing sentence will be forwarded to him.

(7) Director Independence. Each year the Board of Directors undertakes a review of director independence based on the standards for director independence included in the New York Stock Exchange corporate governance rules. The Board considers whether or not there existed any relationships and transactions during the past three years between each director or any member of his or her immediate family, on the one hand, and the Company and its subsidiaries and affiliates, on the other hand. The purpose of the review is to determine whether or not any such relationships and transactions existed and, if so, whether any such relationships or transactions were inconsistent with a determination that the director is independent. In fiscal year 2012, there were no such relationships or transactions between the non-employee directors and the Company to review and, as a result, the Board of Directors has determined that all of the directors, except Mr. Garcia (who serves as the Company’s Chief Executive Officer), are independent of the Company and its management.

(8) Committees. Our Board of Directors has a separately-designated Audit Committee, a Compensation Committee, a Governance, Nominating, and Risk Oversight Committee, and a Technology Committee. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board of Directors has determined that all members of the four committees satisfy the independence requirements of the SEC and the New York Stock Exchange. Each of the committee charters and our corporate governance guidelines are available on our website (www.globalpaymentsinc.com), and will be provided free of charge, upon written request of any shareholder addressed to Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473, Attention: Investor Relations. Certain information regarding the functions of the Board’s committees and their present membership is provided below.

(9) Audit Committee. As of the end of fiscal year 2012, the members of the Audit Committee were Mr. Trapp (Chairperson), Mr. Wilkins, and Mr. Silberstein. The Audit Committee operates under a written charter adopted by the Board of Directors which is available on our website (www.globalpaymentsinc.com). The Audit Committee annually reviews a report by the independent auditors describing the firm’s internal quality control procedures; reviews the scope, plan and results of the annual audit of the financial statements by our independent auditors; reviews the scope, plan and results of the internal audit program; reviews the nature and extent of non-audit professional services performed by the independent auditors; and annually recommends to the Board of Directors the firm of independent public accountants to be selected as our independent auditors for the next fiscal year. During fiscal year 2012, the Audit Committee held four meetings, each of which was separate from a regular Board meeting.

(10) Audit Committee Financial Expert. The Board of Directors has determined that the chairman of the Audit Committee, Mr. Trapp, is an audit committee financial expert and is independent as independence for audit committee members is defined under the rules established by the SEC and the New York Stock Exchange.

(11) Compensation Committee. As of the end of fiscal year 2012, the members of the Compensation Committee were General Burba (Chairperson), Mr. Hart, Mr. Jacobs, Mr. Killian, and Ms. Marshall. The Committee operates under a written charter which is available on our website (www.globalpaymentsinc.com). This Committee reviews levels of compensation, benefits, and performance criteria for our executive officers and administers the Amended and Restated 2000 Long Term Incentive Plan, the 2000 Employee Stock Purchase Plan, the 2000 Director Plan, the Amended and Restated 2005 Incentive Plan, and the 2011 Incentive Plan. They also consider our compensation programs from a risk perspective. Additional information regarding risk consideration is contained in the Compensation Tables and Narratives section under the heading “Consideration of Risk”

The Compensation Committee charter allows the Committee to delegate certain matters within its authority to individuals, and the Committee may form and delegate authority to subcommittees as appropriate. In addition, the Committee has the authority under its charter to retain outside advisors to assist the Committee in the performance of its duties, and for fiscal year 2012 the Committee retained the services of Meridian Compensation Partners LLC, an independent compensation consulting firm. The Compensation Discussion and Analysis section of this proxy statement describes our processes and procedures for the consideration and determination of executive compensation, including the role of the executive officers in determining compensation, and describes the role of the independent consultant in more detail.

During fiscal year 2011, the Compensation Committee also hired Meridian to assist with a review of the director compensation. The Compensation Committee, with Meridian’s assistance, made recommendations to the Board, which were discussed by the Board and were approved on September 27, 2011. The executives have no role in determining Board compensation. During fiscal year 2012, the Compensation Committee held two meetings, both of which were separate from regular Board meetings.

(12) Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee (a) has ever served as an officer or an employee of the Company or any of its subsidiaries and (b) has ever had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. None of the Company’s executive officers serves as a member of the board of directors or compensation committee, or similar committee, of any other company that has one or more of its executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

(13) Technology Committee. As of the end of fiscal year 2012, the members of the Technology Committee were Mr. Killian (Chairperson), Mr. Hart, and Mr. Silberstein. The committee operates under a written charter which is available on our website (www.globalpaymentsinc.com). This committee is to serve as a liaison between the Board and management with regard to matters related to information technology and information security and to review the practices and key initiatives of the Company related to information technology and information security. During fiscal year 2012, the Technology Committee held three meetings, all of which were separate from regular Board meetings.

(14) Governance, Nominating, and Risk Oversight Committee. As of the end of fiscal year 2012, the members of the Governance, Nominating, and Risk Oversight Committee (the “Governance Committee”) were Mr. Hart (Chairperson), General Burba, Mr. Jacobs, and Ms. Marshall. The committee operates under a written charter which is available on our website (www.globalpaymentsinc.com). This committee is responsible for developing and recommending to the Board of Directors a set of corporate governance principles applicable to us, determining the structure of the Board and its committees, for overseeing the Company’s enterprise risk management process (as described in more detail below), and for identifying, nominating, proposing, and qualifying nominees (including incumbent directors) for open seats on the Board of Directors, based primarily on the following criteria:

•	Experience as a member of senior management or director of a significant business corporation, educational institution, or not-for-profit organization;

•	Particular skills or experience that enhances the overall composition of the Board of Directors;

•	Serves on no more than five other boards of directors of publicly-held corporations; and

•	Serves on no more than three other audit committees of boards of directors of publicly-held corporations.

We do not have a formal diversity policy. However, as part of its evaluation of director candidates and in addition to other standards the committee may deem appropriate from time to time for the overall structure and composition of the Board, the Committee considers whether each candidate, if elected, assists in achieving a mix of board members that represent a diversity of background and experience. Accordingly, the Board seeks members from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer the Company and its shareholders diversity of opinion and insight in the areas most important to us and our corporate mission. The Committee also considers the independence of candidates for director nominees, including the appearance of any conflict in serving as a director. Candidates for director nominees who do not meet all of these criteria may still be considered for nomination to the Board if the Committee believes the candidate will make an exceptional contribution to the Company and its shareholders. In evaluating nominees, the Committee will also take into account the consideration that members of the Board of Directors should collectively possess a broad range of skills, expertise, industry knowledge and other knowledge, business experience and other experience useful to the effective oversight of our business.

The Governance Committee considers candidates for director who are recommended by other members of the Board of Directors and by management, as well as those identified by any outside consultants who are periodically retained by the Committee to assist in identifying possible candidates. The Governance Committee will evaluate potential nominees for open Board positions suggested by shareholders on the same basis as all other potential nominees. Nominations from shareholders for the 2013 annual meeting must be received by the Company on or after March 13, 2013 and on or before April 12, 2013. To recommend a potential nominee, you may send a letter to the Corporate Secretary, Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia, 30328. Such letter should include the following information:

•	Name and address of the shareholder making the recommendation, as it appears on our books and records;

•	Number of shares of our capital stock that are owned by such shareholder;

•

Name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the individual recommended for consideration as a director nominee;

•

All other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including the recommended candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the Board of Directors and elected; and

•	A written statement from the shareholder making the recommendation stating why such recommended candidate meets our criteria and would be able to fulfill the duties of a director.

Members of the Governance Committee must discuss and evaluate possible candidates prior to recommending them to the Board. This committee had three meetings during fiscal year 2012.

(15) Majority Voting. The Board of Directors has approved the corporate governance guideline described below regarding majority voting. In an uncontested election of directors (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from his or her election (excluding broker and nominee non-votes) than votes “for” his or her election will be required to promptly tender his or her resignation to the Board following certification of the shareholder vote in accordance with the Director Code of Conduct and Ethics.

The Governance Committee will promptly consider any resignation submitted by a director in accordance with the foregoing paragraph and the Governance Committee will recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. In considering whether to accept or reject the tendered resignation, the Governance Committee will consider all factors deemed relevant by the members of the Governance Committee including, without limitation, the stated reasons why shareholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the Company, and the Company’s Corporate Governance Guidelines.

The Board will act on the Governance Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results. In considering the Governance Committee’s recommendation, the Board will consider the factors considered by the Governance Committee and such additional information and factors the Board believes to be relevant. Following the Board’s decision on the Governance Committee’s recommendation, the Company will promptly publicly disclose the Board’s decision whether to accept the resignation as tendered (providing an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a Form 8-K filed with the SEC. Any director who tenders his or her resignation pursuant to this provision will not participate in the Governance Committee’s or the Board’s recommendation or decision, or any deliberations related thereto.

(16) Role in Risk Oversight by the Board of Directors. Managing risk is an ongoing process inherent in all decisions made by management. The Board of Directors discusses risk throughout the year, particularly at Board and Committee meetings when specific actions are considered for approval. The Board of Directors has ultimate responsibility to oversee risk which they accomplish through the management reporting process. The Company has created an enterprise risk management (“ERM”) program and the Governance Committee has been appointed by our Board of Directors to coordinate the oversight of the ERM program by the Board. In connection with the Company’s ERM, the Company has established a management risk committee, which is comprised of the senior management of the Company, who is responsible for identifying, assessing, prioritizing, and mitigating the material risks affecting the Company including monitoring the business environment for changes in and emergence of significant risks.

The Company also has an internal audit department, which has responsibility for providing an independent risk assessment and an assessment of the effectiveness of the risk mitigation activities developed by management. The Audit Committee directly provides oversight of risks related to the integrity of the consolidated financial statements, internal control over financial reporting, and the internal audit function. The Compensation Committee oversees the management of risks related to management succession planning and the Company’s executive compensation program.

(17) Communications from Security Holders. Any security holder may contact any member of the Board of Directors by directing such communication to such Board member in care of the Corporate Secretary at our address (10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473). Any correspondence received by the Corporate Secretary in accordance with the foregoing sentence shall be forwarded to the applicable Board member.

(18) Attendance at Annual Meeting. All directors are expected to attend our annual meeting of shareholders. Seven members of our Board of Directors attended our fiscal year 2011 annual shareholder meeting in person and two members participated by telephone.

PROPOSAL TWO:

ADVISORY VOTE ON THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, the Board of Directors is asking shareholders to approve an advisory resolution on executive compensation. The advisory vote is a non-binding vote on the compensation of the Company’s named executive officers. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The text of the resolution is as follows:

Resolved, that the shareholders of Global Payments Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the Company’s 2012 annual meeting of shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the Summary Compensation Table and related compensation tables and narrative discussion.

The Company urges you to read the Compensation Discussion and Analysis in this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. You should also read the Summary Compensation Table and other related compensation tables and narrative disclosure which provide additional details about the compensation of the executive officers in fiscal year 2012 whose compensation is disclosed in this proxy statement. We have designed our compensation and benefits program and philosophy to attract, retain and motivate talented, qualified and committed executive officers who share our philosophy and desire to work toward the Company’s goals. We believe that our executive compensation program aligns individual compensation with the short-term and long-term performance of the Company in ways such as the following:

•	Pay opportunities are appropriate to the size of the Company when compared to peer companies

•	The pay program is heavily performance-based using multiple measures which are fully disclosed in the proxy statement

•	Long-term incentives are linked to shareholders through performance shares that change in value as stock price changes

•	There has been no backdating or re-pricing of stock options

•	Perquisites are a minor part of our compensation program

•	Our insider trading policy prohibits directors and employees from engaging in any transaction in which they profit if the value of GPN’s common stock falls

•	Executives are subject to stock ownership guidelines

•	Change-in-control agreements are double trigger, and new arrangements (those entered in to after April 1, 2010) do not contain provisions offering excise tax gross-ups

•	The Committee engages an independent compensation consultant

The vote regarding the compensation of the named executive officers described in this Proposal No. 2, referred to as a “say-on-pay advisory vote,” is advisory, and is, therefore, not binding on the Company or the Board of Directors. Although non-binding, the Board of Directors values the opinions that shareholders express in their votes and will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs as they deem appropriate.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,

AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL THREE:

APPROVAL OF THE SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

Section 6.1 of the Company’s Amended and Restated Articles of Incorporation (the “Articles”) currently provides that directors shall be elected by the affirmative vote of the holders of a plurality of the shares represented at the meeting of shareholders at which the director stands for election and entitled to elect such director. The Board of Directors has approved, and recommends the approval of, an amendment and restatement of the Articles that would eliminate this restriction, and thereby allow the Board to amend the Company’s Bylaws to implement a majority voting standard for the election of directors in uncontested elections. The Company’s proposed Second Amended and Restated Articles of Incorporation are attached to the Proxy Statement as Appendix A.

The Business Corporation Code of Georgia (or, the Code) provides that, unless otherwise specified in a company’s Articles of Incorporation or a bylaw that fixes a greater voting requirement for the election of directors that is adopted by the board of directors of a corporation having shares listed on a national securities exchange or regularly traded in a market maintained by one or more members of a national or affiliated securities association, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election. Section 6.1 of the Articles specifies that a director shall be elected by the affirmative vote of the holders of a plurality of the shares represented at the meeting of shareholders at which the director stands for election and entitled to elect such director. As a result, the Company’s directors are currently elected by a plurality vote. Under plurality voting, only “for” votes are counted and the directors receiving the most votes will be elected.

Under a majority voting standard in uncontested elections, each vote is required to be counted “for” or “against” the director’s election. In order to be elected, the votes cast “for” such nominee’s election must exceed the number of votes cast “against” such nominee’s election. Shareholders are also entitled to abstain with respect to the election of a director, although abstentions will have no effect in determining whether the required affirmative majority vote has been obtained. In contested elections (elections in which the number of nominees exceed the number of directors to be elected), directors continue to be elected by a plurality of the votes cast.

A.	Existing Corporate Governance Standard

The Board of Directors, through its Governance, Nominating and Risk Oversight Committee (Governance Committee), regularly evaluates all of the Company’s corporate governance practices. The Board of Directors has previously approved the following corporate governance guideline, which incorporates a form of majority voting for uncontested elections that is sometimes referred to as a “plurality plus” standard:

Majority Voting. In an uncontested election of directors (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from his or her election (excluding broker and nominee non-votes) than votes “for” his or her election will promptly tender his or her resignation to the Board following certification of the shareholder vote, in accordance with the Director Code of Conduct and Ethics.

The Governance Committee will promptly consider any resignation submitted by a director in accordance with the foregoing paragraph and the Governance Committee will recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. In considering whether to accept or reject the tendered resignation, the Governance Committee will consider all factors deemed relevant by the members of the Governance Committee including, without limitation, the stated reasons why shareholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the Company, and the Company’s Corporate Governance Guidelines.

The Board will act on the Governance Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results. In considering the Governance Committee’s recommendation, the Board will consider the factors considered by the Governance Committee and such additional information and factors the Board believes to be relevant. Following the Board’s decision on the Governance Committee’s recommendation, the Company will promptly publicly disclose the Board’s decision whether to accept the resignation as tendered (providing an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a Form 8-K filed with the Securities and Exchange Commission.

To the extent that one or more directors’ resignations are accepted by the Board, the Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Any director who tenders his or her resignation pursuant to this provision will not participate in the Governance Committee’s or the Board’s recommendation or decision, or any deliberations related thereto. If a majority of the members of the Governance Committee received a greater number of votes “withheld” from their election (excluding broker and nominee non-votes) than votes “for” their election at the same election, then the independent directors who are on the Board who did not receive a greater number of votes “withheld” from their election (excluding broker and nominee non-votes) than votes “for” their election (or who were not standing for election) will appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them. This Board committee may, but need not, consist of all of the independent directors who did not receive a greater number of votes “withheld” from their election (excluding broker and nominee non-votes) than votes “for” their election or who were not standing for election.

When it adopted this corporate governance principle, the Board recognized that the majority vote standard was an evolving concept. After careful consideration, the Board now believes it is in the best interest of the Company and its shareholders to amend the Articles to enable the Board to fully implement majority voting in uncontested director elections.

B.	Proposed Amendments

The proposed Second Amended and Restated Articles of Incorporation would delete the last sentence of Section 6.1 of the Articles, which, as noted above, mandates use of a plurality voting standard in all elections of directors. After the Second Amended and Restated Articles of Incorporation are filed and become effective, the Board will then amend Section 3.02 of the Bylaws to delete a sentence that essentially replicates the language of the Articles and replace it with the following:

Except as provided in Section 3.04, each director shall be elected by a majority of the votes cast with respect to the director by the shares represented in person or by proxy and entitled to vote at any meeting for the election of directors at which a quorum is present; provided, however, that if the number of director nominees exceeds the number of directors to be elected ten days before the mailing of the definitive proxy statement, then each director shall be elected by a vote of the plurality of the shares represented in person or by proxy at such meeting and entitled to vote on the election of directors. For purposes of this Section 3.02, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.

Under the Code, an incumbent director who is not re-elected may remain in office until his or her successor is elected and qualified, continuing as a “holdover” director until the director’s resignation, disqualification, removal from office, or death. If the Second Amended and Restated Articles of Incorporation are approved by the Company’s shareholders, in addition to amending the Bylaws to implement the majority voting standard, the Board will adopt a revised director resignation policy to address the continuation in office of a “holdover” director so that an incumbent director who did not receive the requisite affirmative majority of the votes cast for his or her re-election must tender his or her resignation to the Board.

In addition to deleting the last sentence of Section 6.1, as described above, the proposed Second Amended and Restated Articles of Incorporation would delete various provisions of the Articles that are either no longer relevant or have only historical interest: the former Article Three (identification of the Company’s initial registered office and agent), the former Article Four (identification of the Company’s incorporator), the former Article Five (identification of the Company’s initial principal office) and the former Section 2.2 and Appendix A (designation of a series of preferred stock that was used to support a shareholder protection rights plan, which the Company previously allowed to expire in accordance with its terms).

Approval of the Second Amended and Restated Articles of Incorporation will require the affirmative vote of at least two- thirds (2/3) of the votes entitled to be cast by all holders of shares of the Company’s common stock. If approved by the

Company’s shareholders, the Second Amended and Restated Articles of Incorporation will become effective upon the filing with the Georgia Secretary of State. The Company would make such a filing promptly after the annual meeting, following which the Board of Directors will adopt the bylaw changes described above. The new majority voting standard would then be applicable to an uncontested election of directors at the Company’s 2013 annual meeting of shareholders and thereafter.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPANY’S

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

PROPOSAL FOUR:

RATIFICATION OF THE REAPPOINTMENT OF AUDITORS

A.	Deloitte & Touche LLP

The Audit Committee recommends, and the Board of Directors selects, independent public accountants for the Company. The Audit Committee has recommended that Deloitte & Touche LLP, or Deloitte, who served during the fiscal year ended May 31, 2012, be selected for the fiscal year ending May 31, 2013, and the Board has approved the selection. Unless a shareholder directs otherwise, proxies will be voted for the approval of the ratification of Deloitte as independent public accountants for fiscal year ending May 31, 2013. If the appointment of Deloitte is not ratified by the shareholders, the Board will consider the selection of other independent public accountants for 2013.

A representative of Deloitte will be present at the 2012 Annual Meeting. The representative will be given the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

B.	Audit Fees

The aggregate fees billed by Deloitte for professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our quarterly reports on Form 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements were $2,925,234 for fiscal year 2012, and $2,541,199 for fiscal year 2011.

C.	Audit-Related Fees

Audit-related fees are the fees billed by Deloitte for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included under “Audit Fees” disclosed above. There were no audit-related fees billed during fiscal year 2012 or fiscal year 2011.

D.	Tax Fees

The aggregate fees billed by Deloitte for professional services rendered for tax compliance, tax advice, and tax planning services were $400,000 for fiscal year 2012, and $302,350 for fiscal year 2011. In fiscal year 2012, $70,000 of such fees was for tax return preparation and compliance and $330,000 was for tax consulting and advisory services. In fiscal year 2011, $67,350 of such fees was for tax return preparation and compliance and $235,000 was for tax consulting and advisory services.

E.	All Other Fees

Except as described above, there were no other fees billed by Deloitte for professional services in fiscal year 2012. For fiscal year 2011, Deloitte was engaged to perform advisory services related to network security procedures, which resulted in $69,000 of other fees.

F.	Audit Committee Pre-Approval Policies

The Audit Committee must approve any audit services and any permissible non-audit services provided by Deloitte prior to the commencement of the services. In making its pre-approval determination, the Audit Committee considers whether providing the non-audit services is compatible with maintaining the auditor’s independence. To minimize relationships which could appear to impair the objectivity of the independent registered public accounting firm, it is generally the Audit Committee’s practice to restrict the non-audit services that may be provided to us by our independent auditor to audit-related services, tax services and merger and acquisition due diligence and integration services, but other permissible non-audit services are approved on a case by case basis.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve non-audit services by the independent registered public accounting firm within the guidelines set forth above, provided that the fees associated with the applicable engagement are not anticipated to exceed $100,000. Any decision by the Chair to pre-approve non-audit services must be presented to the full Audit Committee for ratification at its next scheduled meeting. All of the services described under the headings “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were approved by the Audit Committee in accordance with the foregoing policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE REAPPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

CERTAIN INFORMATION CONCERNING THE EXECUTIVE OFFICERS

The following table sets forth the names of our executive officers as of May 31, 2012, their ages, their positions with the Company, and their principal occupations and employers for at least the past five years. There are no arrangements or understandings between any of our executive officers and any other person pursuant to which any of them was elected an officer, other than arrangements or understandings with our officers acting solely in their capacities as such. Our executive officers serve at the pleasure of our Board of Directors.

Name	Age	Current Position	Position with Global Payments and Other Principal Business Affiliations
Paul R. Garcia	60	Chairman of the Board of Directors and Chief Executive Officer	Chairman of the Board of Directors (since October 2002); Chief Executive Officer of Global Payments (since February 2001); Chief Executive Officer of NDC eCommerce (July 1999–January 2001); President and Chief Executive Officer of Productivity Point International (March 1997–September 1998); Group President of First Data Card Services (1995–1997); Chief Executive Officer of National Bancard Corporation (NaBANCO) (1989–1995).

Jeffrey S. Sloan	45	President	President, Global Payments Inc. (since June 2010); Partner, Goldman Sachs Group, Inc. (1) (December 2004 - May 2010) heading the Financial Technology Group in New York and focused on mergers and acquisitions and corporate finance; Managing Director, Goldman Sachs Group, Inc. (December 2001 – November 2004); Vice President, Goldman Sachs Group, Inc. (September 1998 - November 2001).

David E. Mangum	46	Senior Executive Vice President and Chief Financial Officer	Senior Executive Vice President and Chief Financial Officer (since August 2011) of Global Payments; Executive Vice President and Chief Financial Officer (November 2008 – August 2011) of Global Payments; Executive Vice President of Fiserv Corp. (2), which acquired CheckFree Corporation in December 2007, (December 2007 – April 2008 as an employee and then as a consultant until August 2008) leading the integration of the CheckFree acquisition; Executive Vice President and Chief Financial Officer of CheckFree Corporation (July 2000 to December 2007); Senior Vice President, Finance and Accounting of CheckFree Corporation (3) (September 1999 – June 2000); Vice President, Finance and Administration, Managed Systems Division for Sterling Commerce, Inc. (July 1998 – September 1999).

Joseph C. Hyde	38	President - International	President - International (since November 2008) of Global Payments; Executive Vice President and Chief Financial Officer (October 2005 – November 2008) of Global Payments; Senior Vice President of Finance of Global Payments (December 2001 – October 2005); Vice President of Finance of Global Payments (February 2001-December 2001); Vice President of Finance of NDC eCommerce (June 2000–January 2001); Associate, Alvarez & Marsal (1998–2000); Analyst, The Blackstone Group (1996-1998).

Suellyn P. Tornay	51	Executive Vice President and General Counsel	Executive Vice President (since June 2004) and General Counsel for the Company (since February 2001); Interim General Counsel for National Data Corporation (1999–2001); Group General Counsel, eCommerce Division of National Data Corporation (1996–1999); Senior Attorney, eCommerce Division of National Data Corporation (1987–1995); Associate at Powell, Goldstein, Frazer, & Murphy (1985–1987).

Morgan M. Schuessler	42	Executive Vice President and Chief Administrative Officer	Executive Vice President and Chief Administrative Officer (since November 2008) of Global Payments; Executive Vice President, Human Resources and Corporate Communications of Global Payments (June 2007 - November 2008); Senior Vice President, Human Resources and Corporate Communications of Global Payments (June 2006 – June 2007); Senior Vice President, Marketing and Corporate Communications of Global Payments (October 2005 – June 2006); Vice President, Global Purchasing Solutions of American Express Company (February 2002 – February 2005).

Daniel C. O’Keefe	46	Senior Vice President and Chief Accounting Officer	Senior Vice President and Chief Accounting Officer of the Company (since August 2008); Vice President, Accounting Policy of the Company (April 2008-August 2008); Vice President and Chief Accounting Officer of Ocwen Financial Corporation (November 2006-April 2008) (4); Vice President, Business Management of RBS Lynk (February 2005-October 2006); Assistant Controller, External Reporting of Beazer Homes USA, Inc. (November 2002-February 2005).

Note 1:	Investment banking firm

Note 2:	Provider of financial services technology

Note 3:	Provider of electronic payment services

Note 4:	Business process outsourcing provider to the financial services industry, specializing in loan servicing, mortgage fulfillment and receivables management services.

COMMON STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth information as of June 20, 2012, with respect to the beneficial ownership of the Company’s Common Stock by the nominees to the Board, by the directors of the Company, by each of the persons named in the Summary Compensation Table, and by the 15 persons, as a group, who were directors and/or executive officers of the Company on June 20, 2012.

Except as explained in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by them.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class (2)
Paul R. Garcia	1,183,254	(3)	1.47%
Edwin H. Burba, Jr.	33,721	(4)	*
Alex W. Hart	52,993	(5)	*
William I Jacobs	79,656	(6)	*
Raymond L. Killian, Jr.	45,829	(7)	*
Ruth Ann Marshall.	26,825	(8)	*
Alan M. Silberstein	45,829	(9)	*
Michael W. Trapp	29,899	(10)	*
Gerald J. Wilkins	26,185	(11)	*
Jeffrey S. Sloan	58,884	(12)	*
David E. Mangum	72,598	(13)	*
Joseph C. Hyde	74,346	(14)	*
Morgan M. Schuessler	54,202	(15)	*
All Directors and Executive Officers as a group	1,784,221	(16)	2.22%

*	Less than one percent

Note 1:	The address of each of the directors and officers listed is c/o Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328.

Note 2:	The percentage calculations are based on 78,648,691 shares of Common Stock outstanding on June 20, 2012, plus shares that could be acquired through the exercise of stock options that were exercisable as of June 20, 2012 or will become exercisable within 60 days of June 20, 2012.

Note 3:	This amount includes: (i) 88,666 shares of restricted stock, (ii) options to purchase 684,864 shares which are currently exercisable or will become exercisable within 60 days, (iii) 75,438 shares held by a grantor retained annuity trust of which Mr. Garcia’s wife is the trustee and of which Mr. Garcia is the annuitant, (iv) 17,364 held by a grantor trust for the benefit of Mr. Garcia’s children and grandchildren and of which Mr. Garcia’s spouse is sole trustee, and (v) 140,492 shares held by a family limited partnership of which Mr. Garcia and his spouse are each general partners.

Note 4:	This amount includes options to purchase 22,879 shares which are currently exercisable or will become exercisable within 60 days. All shares are held in a trust of which General Burba and his wife are co-trustees.

Note 5:	This amount includes options to purchase 34,277 shares which are currently exercisable or will become exercisable within 60 days.

Note 6:	This amount includes options to purchase 43,035 shares which are currently exercisable or will become exercisable within 60 days.

Note 7:	This amount includes options to purchase 34,277 shares which are currently exercisable or will become exercisable within 60 days.

Note 8:	This amount includes options to purchase 18,109 shares which are currently exercisable or will become exercisable within 60 days.

Note 9:	This amount includes options to purchase 34,277 shares which are currently exercisable or will become exercisable within 60 days.

Note 10:	This amount includes options to purchase 18,109 shares which are currently exercisable or will become exercisable within 60 days. This amount includes 8,677 shares held in a trust of which Mr. Trapp and his wife are co-trustees.

Note 11:	This amount includes options to purchase 18,109 shares which are currently exercisable or will become exercisable within 60 days.

Note 12:	This amount includes 37,500 shares of restricted stock over which Mr. Sloan has sole voting power and includes options to purchase 12,500 shares which are currently exercisable or will become exercisable within 60 days.

Note 13:	This amount includes 25,552 shares of restricted stock over which Mr. Mangum has sole voting power and includes options to purchase 31,968 shares which are currently exercisable or will become exercisable within 60 days.

Note 14:	This amount includes 17,834 shares of restricted stock over which Mr. Hyde has sole voting power and options to purchase 48,392 shares which are currently exercisable or will become exercisable within 60 days.

Note 15:	This amount includes 13,135 shares of restricted stock over which Mr. Schuessler currently has sole voting power and options to purchase 29,593 shares which are currently exercisable or will become exercisable within 60 days.

Note 16:	This amount includes 1,099,899 options which are currently exercisable or will become exercisable within 60 days.

COMMON STOCK OWNERSHIP BY CERTAIN OTHER PERSONS

The following table sets forth information as of the date indicated with respect to the only persons who are known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class as Reflected in the Applicable 13G Filing
T. Rowe Price Associates, Inc. (1) 100 East Pratt Street Baltimore, Maryland 21202	9,362,712	11.9%
Janus Capital Management LLC (2) 151 Detroit Street Denver, Colorado 80206	4,266,115	5.4%
TimesSquare Capital Management, LLC (3) 1177 Avenue of the Americas 39th Floor New York, New York 10036	5,478,065	7.0%
Blackrock, Inc. (4) 40 East 52nd Street New York, New York 10022	4,791,762	6.1%

Note 1:	This information is contained in a Schedule 13G filed by T. Rowe Price Associates, Inc. and T. Rowe Price Mid-Cap Growth Fund, Inc. with the Securities and Exchange Commission on February 14, 2012. T. Rowe Price Associates, Inc. reports sole dispositive power of all shares listed above and sole voting power for 1,841,340 shares, while T. Rowe Price Mid-Cap Growth Fund, Inc. reports sole dispositive power over none of the shares listed above and sole voting power for 5,250,000 shares.

Note 2:	This information is contained in a Schedule 13G filed by Janus Capital Management LLC with the Securities and Exchange Commission on February 14, 2012. Of the aggregate number of shares shown above, Janus Capital reports sole voting and dispositive power over 1,869,388 shares, Perkins Investment Management LLC, a subsidiary of Janus Capital, reports shared voting and dispositive power over 2,099,527 shares, and INTECH Investment Management, also a subsidiary of Janus Capital, reports shared voting and dispositive power over 297,200 shares. Each of these entities reports that it is a registered investment advisor, and they do not have the right to receive any dividends on the shares, or the proceeds from any sale of the shares, and they disclaim any ownership associated with such rights.

Note 3:	This information is contained in a Schedule 13G filed by TimesSquare Capital Management, LLC with the Securities and Exchange Commission on February 8, 2012. TimesSquare Capital Management, LLC reports sole dispositive power of all shares listed above and sole voting power for 4,460,545 shares.

Note 4:	This information is contained in a Schedule 13G filed by Blackrock, Inc. with the Securities and Exchange Commission on January 20, 2012. Blackrock, Inc. reports sole dispositive power of all shares listed above and sole voting power for all shares listed above.

COMPENSATION AND OTHER BENEFITS:

COMPENSATION DISCUSSION AND ANALYSIS

2012 Compensation Highlights

As discussed in our Management Discussion and Analysis contained in our annual report on Form 10K for fiscal year 2012, we achieved notable financial results in fiscal year 2012. Despite the North America processing system intrusion, we achieved a record $2,204 million in revenue. Of particular note:

•	Our one year revenue growth was 18% and one-year cash diluted EPS growth was 15%.

•

Compared to the companies against whom we benchmark our compensation opportunities, we have performed at the 75th percentile or above in many key performance measures, including 1-year, 3-year and 5-year revenue growth, 1-year, 3-year, and 5-year average gross margin, 3-year and 5-year diluted EPS growth and 5-year total shareholder return.

•	Our 3 year compound annual growth rates (CAGR) for revenue and cash diluted EPS are 16% and 12% respectively.

•	We enhanced our competitive position in the US, Russia, and Europe by successfully completing CyberSource, Alfa Bank, and Malta acquisitions, respectively.

We believe that our executive compensation programs are materially aligned with short and long-term Company performance and that our pay practices contributed to our success. Below is a summary of compensation elements illustrating our focus on paying for performance.

•

We have historically granted performance-based restricted stock units which are earned based on achievement of multiple financial measures (Performance Shares). Beginning in fiscal year 2012, we replaced the portion of long-term incentives previously granted in stock options with performance-based restricted stock units to be earned based on our future 3-year total shareholder return compared to the constituent companies in the S&P 500 (TSR Shares). We believe the TSR shares align the interests of executives with those of our shareholders while rewarding for management contributions on a level economic playing field relative to our peer companies. Accordingly, in fiscal year 2012, 100% of long-term incentives granted to the Named Executive Officers were performance-based. These performance goals are fully disclosed later in this Compensation Discussion and Analysis.

•

In aggregate, the Named Executive Officers (as set forth in Section A below) earned 94% of target in fiscal year 2012 bonus payouts. These payouts were a result of achieving specific revenue, diluted EPS, and individual goals set in early fiscal year 2012. These performance goals are disclosed later in this Compensation Discussion and Analysis.

•

The cash bonus portion of compensation for our Named Executive Officers was reduced by an amount similar to the relative stock price decline as measured against our peer group companies from the date of the announcement of the North America processing system intrusion to our fiscal year end. Additionally, as our long-term incentives are entirely performance shares, with a portion tied to relative total shareholder return, the stock price decline had a substantial impact on the current value of the executives’ unvested equity.

•

In aggregate, the Named Executive Officers earned 105.7% of target in connection with the performance units based on financial measures. The payouts were a result of achieving specific revenue, diluted EPS and margin goals set in early fiscal year 2012, with time-based vesting over an additional three years. The value of the restricted award made in connection with the payout changes as our stock price changes, thereby aligning executive and shareholder interests. Any payout that may be due pursuant to the performance units based on 3 year total shareholder return will not be determined until the end of the three year performance period.

•

The Committee did not increase 2013 base salaries for the Named Executive Officers, other than for Mr. Schuessler in connection with a promotion to take effect on August 1, 2012. Additionally, only modest target bonus and equity increases were provided for 2013 and only for certain executives, consistent with our view toward external market alignment.

We continue to evaluate our plans every year against various sets of market data to try to effectively align our pay practices with performance. The following contains additional detail regarding our executive pay program.

A.	Introduction

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Following this section is a series of tables containing specific information about the compensation earned or paid in fiscal year 2012 to the following individuals, to whom we refer as our “Named Executive Officers” or “NEOs” for the purposes of this proxy statement.

Paul R. Garcia—Chairman and Chief Executive Officer

Jeffrey S. Sloan—President

David E. Mangum—Senior Executive Vice President and Chief Financial Officer

Joseph C. Hyde—President, International

Morgan M. Schuessler—Executive Vice President and Chief Administrative Officer

The discussion below is intended to help you understand the detailed information provided in the tables contained in this section and to put that information into context within our overall compensation program.

B.	Objectives of Compensation Policies

We design our compensation program with a view to retaining and attracting executive leadership of a caliber and level of experience necessary to effectively manage our complex, growth-oriented, and global businesses. Our objective is to have a compensation program that will allow us to:

•	Support the financial and business objectives of the organization;

•	Attract, motivate, and retain highly qualified executives;

•	Create an environment where performance is expected and rewarded;

•	Deliver an externally competitive total compensation structure; and

•	Align the interests of our executives with our shareholders.

In order to do this effectively, our program must:

•	Provide our executives with total compensation opportunities at levels that are competitive for comparable positions;

•	Provide variable, at-risk incentive award opportunities that are only payable if specific goals are achieved;

•	Provide significant upside opportunities for better-than-expected performance; and

•	Align our executives’ interests with those of our shareholders by making stock-based incentives a core element of our executives’ compensation.

C.	Role of the Independent Compensation Consultant

The Compensation Committee retained an independent compensation consultant from Meridian Compensation Partners, LLC during fiscal year 2012. The consultant takes guidance from and reports directly to the Compensation Committee. The consultant advises the Compensation Committee on current and future trends and issues in executive compensation and on the competitiveness of the compensation structure and levels of our executives, including the Named Executive Officers. At the request of the Committee and to provide context for the Committee’s compensation decisions made for fiscal year 2012, the consultant performed the following services for the Committee late in fiscal year 2011:

•

Conducted a market review and analysis for the Named Executive Officers to determine whether their total targeted compensation opportunities were competitive with positions of a similar scope in similarly sized companies in similar industries;

•	Conducted pay and performance relationship analyses to evaluate the correlation of prior year Company performance and pay levels to those of the peer group companies;

•

Prepared tally sheets on the Named Executive Officers to allow the Compensation Committee to review the total wealth accumulated during each executive’s tenure with the Company and to assess its reasonableness, and to show the impact to the Company of a termination event by an executive or change in control;

•	Assisted with the design of the new performance units earned based on 3-year relative total shareholder return; and

•	Attended Committee meeting(s) to discuss these items with the Committee in early fiscal year 2012.

The same individual consultant was retained throughout the year. Meridian performed no services for the Company which were not executive or director compensation related during fiscal year 2012.

The tally sheets referred to above allowed the Committee to assess the impact of compensation decisions over time. The Committee did not deem any changes to be necessary to the compensation decisions as the result of its review of the information contained in such tally sheets.

D.	Market Data

We consider the compensation levels, programs, and practices of certain other companies to assist us in setting our executive compensation so that it is market competitive. For fiscal year 2012, the peer group listed below was utilized for this purpose. These companies were chosen because each such company is in the transaction processing or data services business, is publicly traded, and, in terms of our revenue compared to that of the peer group, we would fall near the median. We compete for talent with several of these peer companies.

Acxiom Corp Alliance Data Systems Broadridge Financial Solutions Convergys Corporation CSG Systems International	Equifax Euronet Worldwide Fair Isaac Corporation Fidelity National Info Services Global Cash Access Holdings	Heartland Payment Systems Moneygram International Paychex Total System Services

The Compensation Committee annually reviews and updates the list of companies comprising the peer group to ensure it provides an appropriate marketplace focus. The Compensation Committee used the same peer group in fiscal years 2012 and 2011.

Before the Compensation Committee met in executive session to set fiscal year 2012 compensation, the independent consultant collected and analyzed comprehensive market data for its use. The consultant presented market figures representing the size-adjusted median of the market for base salary, target short term incentive opportunity and long term incentive opportunity. The consultant used peer group proxy data as the primary data source and supplemented it as necessary with general industry information from an executive compensation database maintained by Aon Hewitt. The Committee reviewed the data for each of the Named Executive Officers for the different elements of compensation and then made individual compensation decisions, taking into consideration such factors as performance, retention, internal equity, individual development, and succession planning. Given that, some actual pay opportunities for our executives are higher than the size-adjusted market median and some are lower.

E.	How Decisions Are Made and the Role of Executive Officers

Our Chief Executive Officer (Paul R. Garcia), with the assistance of our human resources department, developed compensation recommendations for the executive officers who report directly to him (including the Named Executive Officers) based upon market data supplied by the independent consultant, the Company’s performance relative to goals approved by the Compensation Committee, individual performance versus personal objectives, and other individual contributions to the Company’s performance. The Compensation Committee decided on all aspects of Mr. Garcia’s compensation and Mr. Garcia did not determine his own compensation. The Compensation Committee reviewed and approved all compensation elements for the Named Executive Officers and set the compensation of the CEO after reviewing market information provided by its consultant.

F.	2011 Shareholder Say-on-Pay Vote and Compensation Actions Taken

At last year’s annual meeting of shareholders, approximately 73% of the shares voted were cast in support of the compensation of the Company’s named executive officers, as discussed and disclosed in the 2011 Proxy Statement. In 2012, the Company continued to engage with its largest shareholders and receive feedback on executive compensation practices.

After considering the results of the initial advisory vote, weighing the feedback from our largest shareholders, and considering advice from its independent compensation consultant, the Compensation Committee adjusted the long-term incentive program to replace stock options with performance-based restricted stock units earned based on relative total shareholder return against a representative broad index of companies. For further information on the TSR shares, see the “Overview of Executive Compensation Program Elements” section below.

Also at the Annual Meeting of shareholders on September 27, 2011, our shareholders expressed a preference that advisory votes on executive compensation occur every year. In accordance with the results of this vote, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of shareholder votes on executive compensation, which is scheduled to occur at our 2017 Annual Meeting.

G.	Overview of Executive Compensation Program Elements

The following elements comprise our compensation program for executives:

•	base salary,

•	short term incentives,

•	long term incentives, and

•	other benefits, including limited perquisites and a nonqualified deferred compensation plan.

To provide flexibility in using the different elements of compensation from year to year, the Compensation Committee’s policy with regard to the allocation of the major elements of compensation, including base salary, short term incentives, and long term incentives is to approximate the mix of pay inherent in the size-adjusted median market data provided by its consultant. The following executive pay at target levels was set by the Compensation Committee for fiscal year 2012:

Name	Base salary	Cash Incentive	Performance Shares (Financial Performance) (#)	Performance Shares (Relative TSR) (#)
Paul Garcia	$1,000,000	$1,500,000	68,957	22,986
Jeffrey Sloan	$618,000	$525,300	19,825	6,609
David Mangum	$530,000	$450,500	19,825	6,609
Joseph Hyde	$425,000	$318,750	12,930	4,310
Morgan Schuessler	$350,000	$210,000	12,068	4,023

When the Committee established the diluted EPS goals for the annual performance and performance unit plans that are described throughout this narrative, it calculated the relationship between additional earnings and the incremental short-term incentive and performance unit payouts that would be earned as a result of the executives reaching their goals. This maintains equilibrium between shareholder reward and executive reward between the target and maximum goal levels.

(1) Base Salary. Base salary provides our executive officers with a level of compensation consistent with their skills, responsibilities, experience and performance in relation to comparable positions in the marketplace. Base salary is the one fixed component of our executives’ compensation. The Compensation Committee reviews the base salaries of our executive officers annually. The Named Executive Officers, except for Mr. Garcia who did not receive an increase to his base salary for fiscal year 2012, received base salary increases for fiscal year 2012 as follows: Mr. Sloan—$618,000, which increased 3% from $600,000 in fiscal year 2011; Mr. Mangum—$530,000, which increased 17.8% from $450,000 in fiscal year 2011 in order to account for his additional responsibility for the information technology function; Mr. Hyde—$425,000, which increased 3.1% from $412,000 in fiscal year 2011; and Mr. Schuessler—$350,000 which increased 2.9% from $340,000 in fiscal year 2011.

(2) Short Term Incentives. We provide our Named Executive Officers with short term incentive opportunities to motivate and reward them for the achievement of the Company’s defined business goals and objectives and to reward individual performance. Our short term incentive program is described below under the heading “Annual Performance Plan”

(a) Annual Performance Plan. The annual performance plan provides an opportunity for executives to earn variable at-risk cash compensation. The annual performance plan is a subplan of our 2011 Incentive Plan, and is designed to allow annual incentive awards that are fully deductible by the Company under Section 162(m) of the Internal Revenue Code (which we refer to as the Code). Under this plan, the threshold performance goal for each plan year is that we achieve positive operating income, as reflected in our consolidated statements of income and filed with our Form 10-K for such fiscal year, except that for the purpose of the annual performance plan, operating income will be rounded up or down to the nearest whole million dollar level and will exclude the impact of restructuring, acquisition-related intangible amortization expense, foreign exchange, and other non-recurring charges. We refer to this performance goal as “Threshold Operating Income Performance.” In any year in which Threshold Operating Income Performance is achieved, the plan establishes an individual award limit for each participant which will be that person’s award unless the Compensation Committee uses its discretion to pay a lesser amount, which it is expected to do. To guide it in exercising such discretion, the Compensation Committee establishes intermediate performance metrics and their respective weightings, and intermediate award opportunity ranges, as it deems appropriate to encourage and reward particular areas of performance, as discussed below.

In early fiscal year 2012, the Compensation Committee approved the target award opportunities for each of our Named Executive Officers, expressed as a percentage of base salary. Based on the review of the market data, the Compensation Committee set the target bonus opportunities for fiscal year 2012 as follows: Mr. Garcia-$1,500,000 or 150% of his base salary, Mr. Sloan-$525,300 or 85% of his base salary, Mr. Mangum-$450,500 or 85% of his base salary, Mr. Hyde-$318,750 or 75% of his base salary, and Mr. Schuessler-$210,000 or 60% of his base salary.

Also in early fiscal year 2012, the Compensation Committee approved the three weighted performance metrics under the annual performance plan. There were two Company objectives—diluted earnings per share (EPS) and revenue, and a set of individual objectives that varied from person to person. The rationale for using each component in the plan is outlined in the following table:

Metric	Definition	Rationale for Use
Diluted EPS	GAAP diluted earnings per share, excluding the impact of restructuring, acquisition-related intangible amortization expense, foreign exchange, and other non-recurring charges.	We believe earnings per share most closely aligns the performance of executives to the interests of shareholders, given that it is the primary metric we use to evaluate new business opportunities as well as the performance of existing operations.

Revenue	GAAP revenue, excluding the impact of restructuring, acquisition-related intangible amortization expense, foreign exchange, and other non-recurring charges.	As a growth-oriented company, we consider revenue growth critical to the Company’s success.

Individual Objectives	Objectives differ by executive.	Individual objectives promote accountability for personal performance regarding areas under the executive’s responsibility.

The three parts of the annual performance plan were calculated separately. The target opportunity was allocated among the three elements based upon the table below.

Name	Diluted EPS	Revenue	Individual Objectives
Paul Garcia	50%	30%	20%
All other NEOs	40%	30%	30%

The range of possible payouts for each performance measure varied by person, by measure and in total as shown in the tables below. Each executive could earn up to 100% of the individual objectives component. For each of the corporate components, Mr. Garcia could earn up to 225%, Mr. Sloan and Mr. Mangum could earn up to approximately 215%, and Mr. Hyde and Mr. Schuessler could earn up to 200%. Once calculated, all cash incentive payments (also referred to as bonus payments in this narrative) are totaled and then rounded to the nearest dollar.

For Mr. Garcia:

Degree of Performance Attainment	Diluted EPS Weighted 50%	Revenue Weighted 30%	Individual Objectives Weighted 20%	Total Opportunity
Maximum	225%	225%	100%	200%
Target	100%	100%	100%	100%
Threshold	50%	50%	0%	40%
Below Threshold	0%	0%	0%	0%

For Mr. Sloan and Mr. Mangum:

Degree of Performance Attainment	Diluted EPS Weighted 40%	Revenue Weighted 30%	Individual Objectives Weighted 30%	Total Opportunity
Maximum	215%	215%	100%	180%
Target	100%	100%	100%	100%
Threshold	50%	50%	0%	35%
Below Threshold	0%	0%	0%	0%

For Mr. Hyde and Mr. Schuessler:

Degree of Performance Attainment	Diluted EPS Weighted 40%	Revenue Weighted 30%	Individual Objectives Weighted 30%	Total Opportunity
Maximum	200%	200%	100%	170%
Target	100%	100%	100%	100%
Threshold	50%	50%	0%	35%
Below Threshold	0%	0%	0%	0%

For example, an executive eligible for the plan described in the table immediately above with a base salary of $200,000 per year and a target bonus of 50% of his base salary would have a target bonus of $100,000. Based upon the relative weighting set forth in the table above, the target bonus would be apportioned $40,000 for diluted EPS results (40%), $30,000 for revenue results (30%), and $30,000 for individual objectives (30%). The executive’s target diluted EPS cash incentive was $40,000, so he could earn from zero to 200% (or from $0 to $80,000) for this portion of the bonus. The executive’s target revenue bonus was $30,000, so he could earn from zero to 200% (or from $0 to $60,000) for this portion of the bonus. Finally, the executive’s target bonus for individual goals was $30,000, so he could earn from zero to 100% (or from $0 to $30,000) for performance against individual goals. The total payout opportunity in this example is from 0% to 170% (or from $0 to $170,000).

(i) Diluted EPS Payout

The following table contains the range of diluted EPS goals for fiscal year 2012 and the applicable payout percentages. The diluted EPS goal excludes the impact of restructuring, acquisition-related intangible amortization expense, foreign exchange, and other non-recurring charges and includes the CyberSource, Alfa Bank, and Malta acquisitions.

Degree of Performance Attainment	Diluted EPS		Percentage of target bonus apportioned to Diluted EPS
			Garcia	Sloan and Mangum	Hyde and Schuessler
Maximum		$3.65	225%	215%	200%
Target		$3.43	100%	100%	100%
Threshold		$3.21	50%	50%	50%
Below Threshold	Less than $	3.21	0%	0%	0%

The metric at target was established at a level that reflected growth over fiscal year 2011 results. Factoring in the adjustments described above, diluted EPS for fiscal year 2012 was $3.49. Using straight line interpolation, the payout was approximately 134% for Mr. Garcia, approximately 131% for Mr. Sloan and Mr. Mangum, approximately 127% for Mr. Hyde and Mr. Schuessler of the target amount of the bonus apportioned to diluted EPS results.

(ii) Revenue Payout

The following table contains the range of revenue goals for fiscal year 2012 and the applicable payout percentages. The revenue goal excludes the impact of restructuring, acquisition-related intangible amortization expense, foreign exchange, and other non-recurring charges and includes the CyberSource, Alfa Bank, and Malta acquisitions.

Degree of Performance Attainment	Revenue (millions)		Percentage of target bonus apportioned to Revenue
			Garcia	Sloan and Mangum	Hyde and Schuessler
Maximum		$2,288	225%	215%	200%
Target		$2,169	100%	100%	100%
Threshold		$2,064	50%	50%	50%
Below Threshold	Less than $	2,064	0%	0%	0%

The metric at target was established at a level that reflected growth over fiscal year 2011 results. Factoring in the adjustments described above, revenue for fiscal year 2012 was $2,153 million. Using straight line interpolation, the payout was approximately 92% for all Named Executive Officers of the target amount apportioned to revenue results.

(iii) Payout Based upon Individual Performance Objectives

The third component of the bonus payout was based upon individual performance objectives. Each of the executives could earn from zero to 100% of the payout amount allocated to individual performance. Individual performance objectives are established annually in writing. The Compensation Committee and the Lead Director set the individual performance objectives for the CEO, and the CEO approves the individual objectives for the other Named Executive Officers. For fiscal year 2012, each executive had between five and seven individual objectives. Each of the executive’s objectives was given a weighting that determined the portion of the individual performance bonus opportunity that was allocated to that objective. For example, more important objectives may comprise 25% of an executive’s opportunity while a less critical objective may comprise 10%. Collectively, all the executive’s objectives totaled 100% of his performance bonus opportunity.

At the end of the year, the CEO reviewed the performance of each Named Executive Officer (other than himself) against his objectives, and determined to what extent each objective was achieved. The percentage achievement was used to determine the payment related to each objective. The Compensation Committee approved the final payments. The Lead Director and the Compensation Committee reviewed Mr. Garcia’s performance against his objectives and determined the amount payable.

The table below highlights the material individual objectives, achievement levels and payout amount for each NEO for fiscal year 2012.

Name	Highlights of Individual Objectives	Assessed Achievement
Paul Garcia	Effectively position company externally, advance market positioning, oversee enhanced product development strategy and IT infrastructure, expand acquisition pipeline	80%

Jeffrey Sloan	Realign and reposition certain business units, make progress related to mergers and acquisitions and entering new markets	97%

David Mangum	Effectively lead the financial functions, including improvements and achievement in planning, budgeting, capital allocation, reporting and investor relations, define and communicate long-term technology strategy and execute on key product delivery initiatives	98%

Joseph Hyde	Facilitate growth in international businesses by affecting referral relationships, executing on acquisition strategy and promoting employee engagement	98%

Morgan Schuessler	Efficiently leverage global infrastructure, provide exceptional customer service, manage some of our key operational risks, enable a high-performing workplace and manage the succession processes	94%

(iv) Summary of the Annual Performance Plan

Due to the unauthorized North America system intrusion, the Committee made the decision to first determine the total payout of the Annual Performance Plan based on the financial and individual performance measures as described above, and then adjust the payout by an amount similar to the relative stock price decline as measured against our peer group companies from the date of the announcement of the system intrusion to our fiscal year end. This resulted in the total adjusted payouts for each Named Executive Officer summarized in the table below.

Name	Diluted EPS ($)	Revenue ($)	Individual Objectives ($)	Total Payout ($)	Total Adjusted Payout ($)
Paul Garcia	$1,005,682	$415,215	$240,000	$1,660,897	$1,420,067
Jeffrey Sloan	$275,612	$145,408	$152,862	$573,882	$490,669
David Mangum	$236,366	$124,703	$132,447	$493,516	$421,956
Joseph Hyde	$162,273	$88,233	$93,713	$344,219	$294,307
Morgan Schuessler	$106,909	$58,130	$59,220	$224,259	$191,741

(3) Long Term Incentive Program. Each year the Company grants long term incentive awards, which we refer to as LTIs, to executives and other key employees throughout the Company. All LTI grants were made pursuant to our Amended and Restated 2005 Incentive Plan, which was approved by our shareholders. All grants of LTIs to the Named Executive Officers are approved by the Compensation Committee. We believe the LTIs align the executives’ interests with those of the shareholders by linking their compensation to stock price. The LTI grants for Named Executive Officers represent pay opportunity for performance at target for Mr. Garcia- $4,000,000 Mr. Sloan- $1,150,000, Mr. Mangum- $1,150,000, Mr. Hyde- $750,000, and Mr. Schuessler- $700,000 Figures represent contingent pay that will be realized only if financial and relative total shareholder return goals are met.

In fiscal year 2012, 100% of the LTIs granted to the executives were in the form of performance-based restricted stock units, with 75% of the LTI value allocated to performance shares (expressed at target) based on financial targets (referred to as performance shares) and 25% allocated to performance shares (expressed at target) based on total shareholder return relative to a broad index of companies (referred to as TSR shares). The Compensation Committee implemented an LTI program utilizing two different types of LTI awards in order to incent and reward executives to enhance certain operational metrics (performance shares) as well as to align executive compensation with shareholder return (TSR shares). In determining the use of these plans and the allocation, the Committee took into account competitive market practices of peer group companies, the belief that a blend of equity awards provides both an incentive and retention effect, and the belief that a use of various LTI awards mitigates compensation risks that may be associated with the use of a single LTI vehicle. The decision to more heavily weight the LTI program to performance shares (75%) over TSR shares (25%) was made by the Compensation Committee in its discretion, with the support of its independent compensation consultant.

In order to determine the number of performance shares and TSR shares to grant, we established a per share value equal to 90% of the fair market value of a share of our Common Stock on the grant date ($48.34) which resulted in a per share value of $43.51. We then divided the dollar amount of the LTI grant by the per share value ($43.51) to determine the number of performance shares and TSR shares that would be granted at the target level. Any fractional shares were rounded up to the nearest whole share. The 90% figure set forth above was derived by the independent consultant and represents the risk-adjusted present value of the grants consistent with the methodology used to develop the market data for long-term incentives.

For example, if an executive’s LTI grant value was $200,000, we would have multiplied $200,000 by 75% to derive the portion of the grant to be allocated to performance shares ($150,000), reserving the remaining 25% of the grant value ($50,000) to be allocated to TSR shares. Then, we would have divided the performance-based restricted stock allocation by the estimated per-share grant value of $43.51. As a result, the executive would have received 3,448 performance shares and 1,150 TSR shares at target level.

(a) Performance-Based Restricted Stock Units (Performance Shares). Performance shares, as discussed above, were converted into a time-based restricted stock grant if the Company’s performance during the fiscal year met or exceeded pre-established goals. The amount of performance shares awarded to each NEO at target is allocated equally among three criteria: diluted EPS, revenue, and operating margin results.

By design, the LTI plan is distinguished from the short-term plan to ensure that our executives are focused on the long-term objectives of our shareholders. The five principal design differences are:

•	Operating margin, which is used only in the LTI plan, is a key component of long-term shareholder value creation and is a driver of stock price performance.

•	Unlike the short-term incentive plan, the LTI plan does not include individual objectives, in order to focus the executives on the overall performance of the Company.

•

Awards earned via the LTI plan are paid in time-based restricted shares with an additional 3-year vesting period, which supports a long-term outlook that reflects and rewards for long-term shareholder value creation.

•	We require executives to hold shares in accordance with ownership guidelines, as described in the section entitled “Target Stock Ownership Guidelines”.

Because of the above factors, the payouts for our executives under the LTI plan and the short-term incentive plan have always been different, ensuring appropriate rewards based on both long-term and short-term results.

The rationale for using each component in the plan is summarized in the following table:

Metric	Definition	Rationale for Use
Diluted EPS	GAAP diluted earnings per share, excluding the impact of restructuring, acquisition-related intangible amortization expense, foreign exchange, and other non-recurring charges.	We believe EPS most closely aligns the performance of executives to the interests of shareholders given it is the primary metric we use to evaluate new business opportunities as well as the performance of existing operations.

Revenue	GAAP revenue, excluding the impact of restructuring, acquisition-related intangible amortization expense, foreign exchange, and other non-recurring charges.	As a growth-oriented company, we consider revenue growth critical to the Company’s success.

Operating Margin	Ratio of operating income to revenue on a cash basis, which excludes the impact of restructuring, acquisition-related intangible amortization expense, foreign exchange, and other non-recurring charges.	We use this measure to assess the quality and efficiency of our operations and as discussed above, to promote a long-term outlook.

The following table summarizes the structure of the grant of performance shares:

Degree of Performance Attainment	% of Target Award Applicable to Diluted EPS Results Earned	% of Target Award Applicable to Revenue Results Earned	% of Target Award Applicable to Operating Margin Results Earned	Total
Maximum	66.66%	66.66%	66.67%	200%
Target	33.33%	33.33%	33.34%	100%
Threshold	16.67%	16.67%	16.66%	50%
Below Threshold	0%	0%	0%	0%

The following table summarizes the performance units based on financial performance metrics at target granted during fiscal year 2012.

Name	Target Performance Shares Based on Diluted EPS Results	Target Performance Shares Based on Revenue Results	Target Performance Shares Based on Margin Results	Total Performance Shares at Target Opportunity for Fiscal Year 2012
Paul Garcia	22,983	22,983	22,990	68,957
Jeffrey Sloan	6,608	6,608	6,610	19,825
David Mangum	6,608	6,608	6,610	19,825
Joseph Hyde	4,310	4,310	4,311	12,930
Morgan Schuessler	4,022	4,022	4,023	12,068

Depending on the diluted EPS, revenue and operating margin results, the executives could earn from 0% to 200% of the applicable target amount.

(i) Portion Attributable to Diluted EPS Results

The following table contains the diluted EPS goals and the applicable reward amounts for fiscal year 2012. The diluted EPS goals exclude the impact of restructuring, acquisition-related intangible amortization expense, foreign exchange, and other non-recurring charges and include the CyberSource, Alfa Bank, and Malta acquisitions.

Degree of Performance Attainment	Diluted EPS		% of Target Award Allocable to Diluted EPS results	% of Total Target Award Applicable to Diluted EPS Results Earned
Maximum		$3.65	200%	66.66%
Target		$3.43	100%	33.33%
Threshold		$3.21	50%	16.67%
Below Threshold	Less than $	3.21	0%	0%

The metric at target was established at a level that reflected growth over fiscal year 2011 results. Factoring in the adjustments described above, diluted EPS for fiscal 2012 was $3.49. Using straight line interpolation, the payout was approximately 127%.

(ii) Portion Attributable to Revenue Results

The following table contains the revenue goals and the applicable award amounts for fiscal year 2012. The revenue goals exclude the impact of restructuring, acquisition-related intangible amortization expense, foreign exchange, and other non-recurring charges and include the CyberSource, Alfa Bank, and Malta acquisitions.

Degree of Performance Attainment	Revenue (Millions)		% of Target Award allocable to Revenue Results	% of Total Target Award Applicable to Revenue Results Earned
Maximum		$2,288	200%	66.66%
Target		$2,169	100%	33.33%
Threshold		$2,064	50%	16.67%
Below Threshold	Less than $	2,064	0%	0%

The metric at target was established at a level that reflected growth over fiscal year 2011 results. Factoring in the adjustments described above, revenue for fiscal year 2012 was $2,153 million. Using straight line interpolation, the payout was approximately 92%.

(iii) Portion Attributable to Operating Margin Results

The following table contains the operating margin goals and the applicable award amounts for fiscal year 2012. The operating margin goals exclude the impact of restructuring, acquisition-related intangible amortization expense, foreign exchange, and other non-recurring charges and include the CyberSource, Alfa Bank, and Malta acquisitions.

Degree of Performance Attainment	Operating Margin	% of Target Award allocable to Operating Margin Results	% of Total Target Award Applicable to Operating Margin Results Earned
Maximum	23.1%	200%	66.67%
Target	21.1%	100%	33.34%
Threshold	19.1%	50%	16.66%
Below Threshold	Less than 19.1%	0%	0%

Factoring in the adjustments described above, operating margin for fiscal 2012 was 21.0%. Using straight line interpolation, the payout was approximately 98%.

(iv) Conversion of Performance Shares into Restricted Stock

Once the results were certified, the Committee determined the number of performance shares earned by each executive, and such shares were converted on a 1-for-1 basis into shares of restricted stock on July 26, 2012. Such shares of restricted stock vest in accordance with the following schedule: 25% vested on July 26, 2012 and the remaining 75% of the shares in three equal installments over the next three years. The following table summarizes the conversion of the performance shares to restricted stock for each executive, which equates to approximately 105.7% of the grant at target for each:

Name	Actual Performance Shares Based on Diluted EPS Results	Actual Performance Shares Based on Revenue Results	Actual Performance Shares Based on Margin Results	Total Actual Performance Shares for Fiscal Year 2012
Paul Garcia	29,252	21,207	22,416	72,874
Jeffrey Sloan	8,410	6,097	6,444	20,951
David Mangum	8,410	6,097	6,444	20,951
Joseph Hyde	5,485	3,976	4,203	13,664
Morgan Schuessler	5,119	3,711	3,923	12,753

(b) Performance-Based Restricted Stock Units (TSR Shares). Beginning in fiscal year 2012, we replaced the portion of LTI previously granted in stock options with performance-based restricted stock units, to be earned based on our future 3-year total shareholder return compared to the constituent companies in the S&P 500 as of June 1, 2011, with 3-year cliff vesting. We refer to these restricted stock units as TSR Shares. The design of the new grants is intended to continue to align the interests of executives with those of our shareholders, while rewarding for management contributions on a level economic playing field relative to our peer companies and enhancing retention capability.

The following table summarizes the structure of the grant of TSR shares:

Percentile in 3-Year TSR vs. Comparator Group	Resulting shares Earned (% of Target)
90th or above	200%
70th	150%
50th	100%
30th	50%
< 30th	0%

Final payout as a percent of target will be determined based on the average of the hypothetical payouts from our cumulative TSR positioning through each of the last four quarters of the performance cycle. For example, for the fiscal year 2012 grants, final payout will be determined based on the average of the payouts related to our relative TSR positioning as of August 31, 2013, November 30, 2013, February 28, 2014 and May 31, 2014.

The following table summarizes the target TSR shares granted during fiscal year 2012.

Name	Target TSR Shares
Paul Garcia	22,986
Jeffrey Sloan	6,609
David Mangum	6,609
Joseph Hyde	4,310
Morgan Schuessler	4,023

(4) Other Benefits. The Named Executive Officers are eligible to participate in other health and welfare programs that are available to substantially all full-time salaried employees, including the Company’s 401(k) plan.

Perquisites offered to the Named Executive Officers on an annual basis are financial planning and certain business club dues. These items create taxable income to the executive, which we do not gross up. In addition, we may ask Named Executive Officers and their spouses to participate in President’s Club/Chairman’s Club trips offered as rewards to certain other employees for excellent sales or other performance. Tax rules require that we treat the expenses of spouses as taxable income to the executives. Because spousal participation is at the request of the Company and can be disruptive to other plans they may have, we gross-up that taxable income.

The Named Executive Officers are also eligible to participate in the Company’s Non-Qualified Deferred Compensation Plan, pursuant to which they may elect to defer up to 100% of base salary and other forms of compensation. The Company does not make contributions to the DC Plan. In fiscal year 2012, Mr. Sloan was the only named executive officer who participated in the plan. The section entitled “Nonqualified Deferred Compensation” includes more detail regarding the plan.

(5) 2013 Compensation Decisions. The Committee did not increase 2013 base salaries for the Named Executive Officers other than Mr. Schuessler who has been promoted as of August 1, 2012. Additionally, only modest target bonus and equity increases were provided for 2013 for certain executives, consistent with our view toward external market alignment.

H.	Employment Agreements

We offer employment agreements to a limited number of key employees, including all of the Named Executive Officers. These employment agreements provide benefits to the Company and, we believe, are necessary in order to retain and attract highly-qualified executives. Each of the Named Executive Officers who is a party to an employment agreement has agreed not to disclose confidential information or compete with us, and not to solicit our customers or recruit our employees, for a period of twenty four months following the termination of his or her employment. In exchange, we offer limited income and benefit protections to the executive. The section entitled “Potential Payments Upon Termination or Change in Control” includes more detail regarding the benefits.

Employment contracts signed prior to April 1, 2010 provide a gross-up for excise taxes that may be due with respect to any change of control provisions. Employment contracts signed after April 1, 2010 do not include such provisions. Also, all new employment agreements have a defined term. The section entitled “Potential Payments Upon Termination or Change in Control” includes more detail regarding the employment agreements for the Named Executive Officers.

I.	Policy Regarding Timing of Equity Grants

Our current policy regarding the timing of equity grants, which has been in place for several years, is to make the annual grant to all eligible employees on the next business day following the filing of our annual report on Form 10-K based upon the closing price of the Common Stock on that day.

J.	Anti-Hedging Policy

Our insider trading policy prohibits directors and employees from engaging in any transaction in which they profit if the value of the Company’s Common Stock falls.

K.	Target Stock Ownership Guidelines

The Compensation Committee has implemented stock ownership guidelines for executives and directors. This fosters Common Stock ownership and aligns the interests of our executives with our shareholders. Within five years of the later of (1) June 1, 2007 or (2) the executive’s initial appointment to his or her position, each executive should own shares valued as a percentage of base salary as follows: CEO—5 times base salary, and the other executives—2 times base salary. Within three years of becoming a director, each director should own a number of shares of Company stock valued at least three times the then current annual cash retainer payable to such director.

L.	Clawback Policy

The Compensation Committee anticipates fully complying with mandatory recoupment provisions of the Dodd-Frank Act at such time as they are implemented by SEC rule making.

M.	Tax Considerations

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our Named Executive Officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. We have designed our incentive programs such that we expect to achieve full deductibility for them. To maintain flexibility in compensating our executives, however, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing section entitled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement, which is to be incorporated by reference into our annual report on Form 10-K for fiscal year 2012.

COMPENSATION COMMITTEE

Edwin H. Burba, Jr., Chairperson

Alex W. Hart

William I Jacobs

Raymond L. Killian

Ruth Ann Marshall

COMPENSATION TABLES AND NARRATIVES

A.	Summary Compensation Table

The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the fiscal year ended May 31, 2012 (“2012 fiscal year”), during the fiscal year ended May 31, 2011 (“2011 fiscal year”), and during the fiscal year ended May 31, 2010 (“2010 fiscal year”), for (i) the principal executive officer of the Company; (ii) the principal financial officer of the Company, and (iii) each of the three other most highly compensated executive officers of the Company who were acting as executive officers at the end of the last completed fiscal year. The persons referenced in (i) through (iii) above are our “Named Executive Officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	FY	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($) (2)	Non-Equity Incentive Plan Comp ($)	Change in Pension Value and Nonqualified Deferred Comp Earnings ($) (5)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)
Paul Garcia Chairman and Chief Executive Officer	2012	$1,000,000		—	$4,444,525	—	$1,420,067	—	$32,905	3	$6,897,497
	2011	$1,000,000		—	$2,916,676	$663,550	$1,153,991	—	$32,467		$5,766,684
	2010	$950,000		—	$2,666,704	$649,099	$1,153,000	—	$38,443		$5,457,246
Jeffrey Sloan President	2012	$618,000		—	$1,277,820	—	$490,669	—	$27,970	3	$2,414,459
	2011	$600,000		—	$2,072,000	$322,011	$492,019	—	$2,391,626		$5,877,656
	2010	—	4	—	—	—	—	—
David Mangum Senior Executive Vice President And Chief Financial Officer	2012	$530,000		—	$1,277,820	—	$421,956	—	$27,734	3	$2,257,510
	2011	$450,000		$94,568	$750,020	$170,635	$325,950	—	$26,407		$1,817,580
	2010	$400,000		—	$708,371	$172,419	$299,000	—	$16,868		$1,596,658
Joseph Hyde President -International	2012	$425,000		—	$833,382	—	$294,307	—	$33,745	3	$1,586,434
	2011	$412,000		—	$562,533	$127,979	$280,477	—	$292,645		$1,675,634
	2010	$400,000		$85,000	$562,512	$136,922	$279,000	—	$284,643		$1,748,077
Morgan Schuessler Executive Vice President and Chief Administrative Officer	2012	$350,000		—	$777,839	—	$191,741	—	$24,776	3	$1,344,356
	2011	$340,000		—	$437,505	$99,538	$179,759	—	$24,331		$1,081,133
	2010	$325,000		—	$395,859	$99,360	$178,000	—	$26,198		$1,024,417

Note 1:	The amounts in the Stock Awards column reflect the aggregate grant date fair value of restricted stock and performance unit awards in accordance with FASB ASC Topic 718. The values disclosed are based upon the value of the underlying shares and the probable outcome of performance-based vesting conditions on the grant date, excluding the effect of estimated forfeitures. The maximum grant date fair value of performance unit awards assuming that the highest level of performance conditions was achieved for 2012 are Mr. Garcia—$5,000,000, Mr. Sloan and Mr. Mangum -$2,555,639, Mr. Hyde- $1,666,763, and Mr. Schuessler- $1,555,678; for 2011 were Mr. Garcia- $5,000,000, Mr. Mangum -$1,500,039, Mr. Hyde- $1,125,067, and Mr. Schuessler- $885,010; and for 2010 were Mr. Garcia- $5,000,000, Mr. Mangum $1,416,742, Mr. Hyde $1,125,025, and Mr. Schuessler $791,719.

Note 2:	The amounts in the Option Awards column reflect the aggregate grant date fair value of such awards computed in accordance with FASB ASC 718. Assumptions made in the calculation of these amounts are included in Note 11 to the Company’s audited financial statements for the fiscal year ended May 31, 2012, included in the Company’s annual report on Form 10-K filed with the SEC on July 27, 2012.

Note 3:	The table below provides additional detail regarding the components of the “All Other Compensation” column for fiscal year 2012.

ALL OTHER COMPENSATION FOR FISCAL YEAR 2012

	Garcia	Sloan	Mangum	Hyde	Schuessler
Defined Contribution Company Match	$10,000	$10,000	$11,154	$9,928	$9,969
Financial Planning	$20,565	$16,580	$16,580		$12,375
Attendance at Company’s President’s Club/Chairman’s Club Award Trip		$939
Club Dues	$2,340				$2,432
Tax Services Related to a foreign assignment				$16,905
Tax Gross up Payments (*)		$451		$7,722
Total	$32,905	$27,970	$27,734	$33,745	$24,776

All amounts in the table above reflect the aggregate incremental cost to the Company of providing the benefit.

*	The amount included in this row for Mr. Sloan is for compensation associated with attendance at the Company’s President’s Club award trip. The amount included in this row for Mr. Hyde is related to the tax due on amounts paid related to a foreign assignment.

Note 4:	Mr. Sloan did not begin to work for the Company until June 1, 2010.

Note 5:	All of the Named Executive Officers are eligible to participate in the Global Payments Inc. Non-Qualified Deferred Compensation Plan described below. In fiscal year 2012, only Mr. Sloan participated in such plan. Neither Mr. Sloan nor any of the other Named Executive Officers received any interest on deferred compensation at an above-market rate of interest in 2012, 2011 or 2010.

B.	Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards during the 2012 fiscal year to the Named Executive Officers, all of which were made pursuant to the Amended and Restated 2005 Incentive Plan.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2012

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards						Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Date	Threshold ($)	Target ($)	Max. ($)	Threshold (#)		Target (#)		Max. (#)
											($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)		(h)		(l)
Garcia	7/26/11	$600,000	$1,500,000	$3,000,000							Not applicable
					34,479	(2)	68,957	(2)	137,914	(2)	$3,333,381
					11,493	(3)	22,986	(3)	45,972	(3)	$1,111,143
Sloan	7/26/11	$183,855	$525,300	$945,540							Not applicable
					9,913	(2)	19,825	(2)	39,650	(2)	$958,340
					3,305	(3)	6,609	(3)	13,218	(3)	$319,479
Mangum	7/26/11	$157,675	$450,500	$810,900							Not applicable
					9,913	(2)	19,825	(2)	39,650	(2)	$958,340
					3,305	(3)	6,609	(3)	13,218	(3)	$319,479
Hyde	7/26/11	$111,563	$318,750	$541,875							Not applicable
					6,465	(2)	12,930	(2)	25,860	(2)	$625,036
					2,155	(3)	4,310	(3)	8,620	(3)	$208,345
Schuessler	7/26/11	$73,500	$210,000	$357,000							Not applicable
					6,034	(2)	12,068	(2)	24,136	(2)	$583,367
					2,012	(3)	4,023	(3)	8,046	(3)	$194,472

Note 1:	The amounts contained in columns (c), (d), and (e) reflect the threshold, target and maximum annual incentive opportunities under the Company’s Annual Performance Plan, which are further described in the Compensation Discussion and Analysis section under the sub-heading “Annual Performance Plan.” At the time of the filing of this proxy statement, the actual results were certified, and each of the Named Executive Officers received the following amounts: Mr. Garcia- $1,420,067; Mr. Sloan- $490,669; Mr. Mangum- $421,956; Mr. Hyde- $294,307; and Mr. Schuessler- $191,741. The dollar amounts listed in the foregoing sentence are the amounts that are reflected in the Summary Compensation Table under column (g).

Note 2:	The number of performance-based restricted stock units contained in columns (f), (g), and (h) reflect threshold, target, and maximum award opportunities which are further described in the Compensation Discussion and Analysis section under the sub-heading “Performance-Based Restricted Stock Units (Performance Shares).” As described in the Compensation Discussion and Analysis section, such performance-based restricted stock units were converted into a restricted stock grant based upon achievement of applicable performance metrics. At the time of the filing of this proxy statement, the actual results were certified, and each of the Named Executive Officers received the following restricted stock awards on July 26, 2012: Mr. Garcia- 72,874; Mr. Sloan- 20,951; Mr. Mangum- 20,951; Mr. Hyde- 13,664; and Mr. Schuessler- 12,753. 25% of the restricted shares were paid to the executive immediately, and the remaining 75% of the restricted shares will vest in three equal installments over the next three years.

The grantees did not have the right to vote the underlying shares and dividends were not payable to the grantees with respect to such performance-based restricted stock units, until they were converted into a restricted stock grant after the results for fiscal year 2012 were certified. Once converted, dividends will be paid on such stock at the same rate as all of the Company’s shareholders.

Note 3:	The number of performance-based restricted stock units contained in columns (f), (g), and (h) reflect threshold, target, and maximum award opportunities which are further described in the Compensation Discussion and Analysis section under the sub-heading “Performance-Based Restricted Stock Units (TSR Shares).”

The grantees do not have the right to vote the underlying shares, and dividends are not payable to the grantees with respect to such performance-based restricted stock units, until they are converted into a stock grant at the end of the applicable three year period. Once the stock grant is made, dividends will be paid on such stock at the same rate as all of the Company’s shareholders.

Note 4:	The amounts in column (l) reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC 718, based upon the value of the underlying shares on the grant date and the probable outcome of performance-based vesting conditions on the grant date, excluding the effect of estimated forfeitures.

C.	Outstanding Equity Awards at Fiscal Year End

The following table provides the outstanding equity grants for each Named Executive Officer on May 31, 2012. The table includes outstanding equity grants from past years as well as current-year equity grants. Since the Company has not issued options pursuant to an equity incentive plan referred to in column (d), that column has been eliminated.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Paul Garcia	200,000	0	$18.235	6/3/2012	88,666	$3,766,532	68,957 and 22,986	$3,905,739
	140,000	0	$16.905	8/7/2013
	154,000	0	$23.350	6/1/2014
	180,000	0	$31.575	7/19/2015
	65,000	0	$45.860	6/2/2016
	41,544	0	$37.400	7/31/2017
	29,635	9,878	$44.290	7/31/2018
	23,708	23,708	$42.180	7/29/2019
	14,623	43,867	$37.400	7/29/2020
Total	848,510	77,453	—	—
Jeffrey Sloan	6,250	18,750	$41.44	6/1/2020	37,500	$1,593,000	19,825 and 6,609	$1,122,916
Total	6250	18750	—	—
David Mangum	15,000	5,000	$42.030	11/3/2018	25,552	$1,085,449	19,825 and 6,609	$1,122,916
	6,298	6,297	$42.180	7/29/2019
	3,760	11,281	$37.400	7/29/2020
Total	25,058	22,578	—	—
Joseph Hyde	17,000	0	$45.860	6/2/2016	17,834	$757,588	12,930 and 4,310	$732,355
	8,864	0	$37.400	7/31/2017
	7,039	2,346	$44.290	7/31/2018
	5,002	5,000	$42.180	7/29/2019
	2,820	8,461	$37.400	7/29/2020
Total	40,725	15,807	—	—
Morgan Schuessler	10,000	0	$45.860	6/2/2016	13,135	$557,975	12,068 and 4,023	$683,546
	4,986	0	$37.400	7/31/2017
	3,705	1,235	$44.290	7/31/2018
	3,520	3,519	$42.180	7/29/2019
	2,194	6,580	$37.400	7/29/2020
Total	24,405	11,334

Note 1:	The vesting schedule for the exercisable options reflected in column (b) for each Named Executive Officer is contained in the following tables. Awards were granted under our 2000 Long Term Incentive Plan, as amended and restated (“2000”), or our Amended and Restated 2005 Incentive Plan (“2005”):

Name	Grant Date	Vest Date	Plan	Shares	Price
Garcia, Paul	6/3/2002	6/3/2004	2000	40,000	$18.235
	6/3/2002	6/3/2005	2000	50,000	$18.235
	6/3/2002	6/3/2006	2000	50,000	$18.235
	6/3/2002	6/3/2007	2000	60,000	$18.235
	8/7/2003	8/7/2004	2000	35,000	$16.905
	8/7/2003	8/7/2005	2000	35,000	$16.905
	8/7/2003	8/7/2006	2000	35,000	$16.905
	8/7/2003	8/7/2007	2000	35,000	$16.905
	6/1/2004	6/1/2005	2000	38,500	$23.350
	6/1/2004	6/1/2006	2000	38,500	$23.350
	6/1/2004	6/1/2007	2000	38,500	$23.350
	6/1/2004	6/1/2008	2000	38,500	$23.350
	7/19/2005	7/19/2006	2005	45,000	$31.575
	7/19/2005	7/19/2007	2005	45,000	$31.575
	7/19/2005	7/19/2008	2005	45,000	$31.575
	7/19/2005	7/19/2009	2005	45,000	$31.575
	6/2/2006	6/2/2007	2005	16,250	$45.860
	6/2/2006	6/2/2008	2005	16,250	$45.860
	6/2/2006	6/2/2009	2005	16,250	$45.860
	6/2/2006	6/2/2010	2005	16,250	$45.860
	7/31/2007	7/31/2008	2005	10,386	$37.400
	7/31/2007	7/31/2009	2005	10,386	$37.400
	7/31/2007	7/31/2010	2005	10,386	$37.400
	7/31/2007	7/31/2011	2005	10,386	$37.400
	7/31/2008	7/31/2009	2005	9,879	$44.290
	7/31/2008	7/31/2010	2005	9,878	$44.290
	7/31/2008	7/31/2011	2005	9,878	$44.290
	7/29/2009	7/29/2010	2005	11,854	$42.180
	7/29/2009	7/29/2011	2005	11,854	$42.180
	7/29/2010	7/29/2011	2005	14,623	$37.400
Total outstanding options vested on or before 5/31/12				848,510

Name	Grant Date	Vest Date	Plan	Shares	Price
Sloan, Jeffrey	6/1/2010	6/1/2011	2005	6,250	$41.44
Total outstanding options vested on or before 5/31/12				6,250

Name	Grant Date	Vest Date	Plan	Shares	Price
Mangum, David	11/3/2008	11/3/2009	2005	5,000	$42.030
	11/3/2008	11/3/2010	2005	5,000	$42.030
	11/3/2008	11/3/1011	2005	5,000	$42.030
	7/29/2009	7/29/2010	2005	3,149	$42.180
	7/29/2009	7/29/2011	2005	3,149	$42.180
	7/29/2010	7/29/2011	2005	3,760	$37.400
Total outstanding options vested on or before 5/31/12				25,058

Name	Grant Date	Vest Date	Plan	Shares	Price
Hyde, Joseph	6/2/2006	6/2/2007	2005	4,250	$45.860
	6/2/2006	6/2/2008	2005	4,250	$45.860
	6/2/2006	6/2/2009	2005	4,250	$45.860
	6/2/2006	6/2/2010	2005	4,250	$45.860
	7/31/2007	7/31/2008	2005	2,216	$37.400
	7/31/2007	7/31/2009	2005	2,216	$37.400
	7/31/2007	7/31/2010	2005	2,216	$37.400
	7/31/2007	7/31/2011	2005	2,216	$37.400
	7/31/2008	7/31/2009	2005	2,347	$44.290
	7/31/2008	7/31/2010	2005	2,346	$44.290
	7/31/2008	7/31/2011	2005	2,346	$44.290
	7/29/2009	7/29/2010	2005	2,501	$42.180
	7/29/2009	7/29/2011	2005	2,501	$42.180
	7/29/2010	7/29/2011	2005	2,820	$37.400
Total outstanding options vested on or before 5/31/12				40,725

Name	Grant Date	Vest Date	Plan	Shares	Price
Schuessler, Morgan	6/2/2006	6/2/2007	2005	2,500	$45.860
	6/2/2006	6/2/2008	2005	2,500	$45.860
	6/2/2006	6/2/2009	2005	2,500	$45.860
	6/2/2006	6/2/2010	2005	2,500	$45.860
	7/31/2007	7/31/2008	2005	1,247	$37.400
	7/31/2007	7/31/2009	2005	1,247	$37.400
	7/31/2007	7/31/2010	2005	1,246	$37.400
	7/31/2007	7/31/2011	2005	1,246	$37.400
	7/31/2008	7/31/2009	2005	1,235	$44.290
	7/31/2008	7/31/2010	2005	1,235	$44.290
	7/31/2008	7/31/2011	2005	1,235	$44.290
	7/29/2009	7/29/2010	2005	1,760	$42.180
	7/29/2009	7/29/2011	2005	1,760	$42.180
	7/29/2010	7/29/2011	2005	2,194	$37.400
Total outstanding options vested on or before 5/31/12				24,405

Note 2:	The vesting schedule for the unexercisable options reflected in column (c) for each Named Executive Officer is contained in the following tables:

Name	Grant Date	Vest Date	Plan	Shares	Price
Garcia, Paul	7/31/2008	7/31/2012	2005	9,878	$44.290
	7/29/2009	7/29/2012	2005	11,854	$42.180
	7/29/2009	7/29/2013	2005	11,854	$42.180
	7/29/2010	7/29/2012	2005	14,623	$37.400
	7/29/2010	7/29/2013	2005	14,623	$37.400
	7/29/2010	7/29/2014	2005	14,622	$37.400
Total outstanding options which were unvested on 5/31/12				77,454

Name	Grant Date	Vest Date	Plan	Shares	Price
Sloan, Jeffrey	6/1/2010	6/1/2012	2005	6,250	$41.44
	6/1/2010	6/1/2013	2005	6,250	$41.44
	6/1/2010	6/1/2014	2005	6,250	$41.44
Total outstanding options which were unvested on 5/31/12				18,750

Name	Grant Date	Vest Date	Plan	Shares	Price
Mangum, David	11/3/2008	11/3/2012	2005	5,000	$42.030
	7/29/2009	7/29/2012	2005	3,149	$42.180
	7/29/2009	7/29/2013	2005	3,148	$42.180
	7/29/2010	7/29/2012	2005	3,760	$37.400
	7/29/2010	7/29/2013	2005	3,760	$37.400
	7/29/2010	7/29/2014	2005	3,761	$37.400
Total outstanding options which were unvested on 5/31/12				22,578

Name	Grant Date	Vest Date	Plan	Shares	Price
Hyde, Joseph	7/31/2008	7/31/2012	2005	2,346	$44.290
	7/29/2009	7/29/2012	2005	2,500	$42.180
	7/29/2009	7/29/2013	2005	2,500	$42.180
	7/29/2010	7/29/2012	2005	2,820	$37.400
	7/29/2010	7/29/2013	2005	2,820	$37.400
	7/29/2010	7/29/2014	2005	2,821	$37.400
Total outstanding options which were unvested on 5/31/12				15,807

Name	Grant Date	Vest Date	Plan	Shares	Price
Schuessler, Morgan	7/31/2008	7/31/2012	2005	1,235	$44.290
	7/29/2009	7/29/2012	2005	1,760	$42.180
	7/29/2009	7/29/2013	2005	1,759	$42.180
	7/29/2010	7/29/2012	2005	2,194	$37.400
	7/29/2010	7/29/2013	2005	2,193	$37.400
	7/29/2010	7/29/2014	2005	2,193	$37.400
Total outstanding options which were unvested on 5/31/12				11,334

Note 3:	The vesting schedule for unvested restricted stock held on May 31, 2012, which is reflected in column (g) for each Named Executive Officer, is contained in the following table:

Name	Grant Date	Plan	Vest Date	Shares
Garcia, Paul	7/31/2009	2005	7/31/2012	4,830
	7/29/2009	2005	7/29/2012	14,334
	7/29/2009	2005	7/29/2013	14,334
	7/29/2010	2005	7/29/2012	18,389
	7/29/2010	2005	7/29/2013	18,389
	7/29/2010	2005	7/29/2014	18,389
				88,666 Total
Sloan, Jeffrey	6/1/2010	2005	6/1/2012	12,500
	6/1/2010	2005	6/1/2013	12,500
	6/1/2010	2005	6/1/2014	12,500
				37,500 Total
Mangum, David	11/3/2008	2005	11/3/2012	3,750
	7/29/2009	2005	7/29/2012	3,808
	7/29/2009	2005	7/29/2013	3,807
	7/29/2010	2005	7/29/2012	4,729
	7/29/2010	2005	7/29/2013	4,729
	7/29/2010	2005	7/29/2014	4,729
				25,552 Total
Hyde, Joseph	7/31/2009	2005	7/31/2012	1,147
	7/29/2009	2005	7/29/2012	3,024
	7/29/2009	2005	7/29/2013	3,023
	7/29/2010	2005	7/29/2012	3,547
	7/29/2010	2005	7/29/2013	3,547
	7/29/2010	2005	7/29/2014	3,546
				17,834 Total
Schuessler, Morgan	7/31/2009	2005	7/31/2012	604
	7/29/2009	2005	7/29/2012	2,128
	7/29/2009	2005	7/29/2013	2,128
	7/29/2010	2005	7/29/2012	2,759
	7/29/2010	2005	7/29/2013	2,758
	7/29/2010	2005	7/29/2014	2,758
				13,135 Total

Note 4:	The market value included in this column is the number of shares contained in column (g) multiplied by Company’s closing stock price on May 31, 2012, which was $42.48.

Note 5:	On July 26, 2011, each Named Executive Officer was granted a target award of performance-based restricted stock units which could be adjusted up or down depending upon the performance of the Company. The adjustment factors are described in the Compensation Discussion and Analysis section under the sub-heading “Performance-Based Restricted Stock Units (Performance Shares).” Also on July 26, 2011, each Named Executive Officer was granted a target award of performance-based restricted stock units which could be adjusted up or down depending upon our future 3-year total shareholder return compared to the constituent companies in the S&P 500 as of June 1, 2011. For additional details, please see the Compensation Discussion and Analysis section under the sub-heading “Performance-Based Restricted Stock Units (TSR Shares).” The number shown in this column reflects the total of both such awards, assuming achievement at target levels of performance.

Note 6:	The market value included in this column is the number of shares contained in column (i) multiplied by the Company’s closing stock price on May 31, 2012, which was $42.48.

D.	Options Exercises and Stock Vested

The following table provides information on options exercised and stock awards that vested in fiscal year 2012. The shares shown as acquired on exercise or on vesting represent shares of the Company’s Common Stock.

2012 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
Paul Garcia	0	0	55,784	$2,657,482
Jeffrey Sloan	0	0	12,500	$649,500
David Mangum	0	0	12,287	$581,094
Joseph Hyde	14,750	$243,005	11,606	$552,803
Morgan Schuessler	0	0	7,678	$365,920

Note 1:	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

Note 2:	Value realized represents the fair market value of the shares on the vesting date.

E.	Non-Qualified Deferred Compensation Plan

The Named Executive Officers are eligible to participate in the Company’s Non-Qualified Deferred Compensation Plan, or “DC Plan.” Mr. Sloan is the only named executive officer who participated in the DC plan during fiscal 2012. Pursuant to the DC Plan, participants are permitted to elect to defer up to 100% of base salary and other forms of cash compensation (such as cash incentive bonus). Participant accounts are credited with earnings based on the participant’s investment allocation among a menu of investment options selected by the DC Plan administrator. Participants are 100% vested in the participant deferrals and related earnings. The Company does not make contributions to the DC Plan and does not guarantee any return on participant account balances. Participants may allocate their plan accounts into sub-accounts that are payable upon separation from service or on designated specified dates. Except in the case of death or disability, participants may elect in advance to have their various account balances pay out in a single lump sum or in installments over a period of two to ten years. In the event a participant separates from service by reason of death or disability, the participant or his designated beneficiary will receive the undistributed portion of his or her account balances in a lump-sum payment. Subject to approval by the DC Plan administrator, in the event of an unforeseen financial emergency beyond the participant’s control, a participant may request a withdrawal from an account up to the amount necessary to satisfy the emergency (provided the participant does not have the financial resources to otherwise meet the hardship).

The following table provides information on deferred compensation under the DC Plan for each Named Executive Officer during fiscal 2012.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE (3)
(a)	(b)	(c)	(d)	(e)	(f)
Paul Garcia	—	—	—	—	—
Jeffrey Sloan	$42,424.41	—	($1,379.62)	—	$54,137.44
David Mangum	—	—	—	—	—
Joseph Hyde	—	—	—	—	—
Morgan Schuessler	—	—	—	—	—

Note 1:	All of the amounts contributed by Mr. Sloan are included in the Summary Compensation Table above in the column for Salary.

Note 2:	Aggregate earnings are not includable in the Summary Compensation Table disclosure above because they were not above-market or preferential earnings.

Note 3:	Amounts set forth in this column include amounts previously reported as salary and non-equity incentive plan compensation in the Summary Compensation Table for 2011.

F.	Consideration of Risk

In 2011 the Committee considered and assessed risk mitigation factors and potential risk aggravators in our compensation program and concluded that our compensation practices are balanced, do not encourage excessive risk taking by our employees, and are not reasonably likely to have a material adverse effect on the Company. As the only material change to employee compensation plans for fiscal 2012 was the replacement of stock options with performance units based upon 3-year total shareholder return, the Committee reaffirms that conclusion. The determination was based, in part, on the following factors:

•	Use of a variety of performance measures, which diversifies the risk associated with any single measure;

•	Balanced weightings of the various performance measures, which discourages excessive attention on one measure to the detriment of others;

•	Payout caps;

•

A variety of cash and equity-based incentives with different time horizons, which drives attention to both short and long term performance and creates alignment with both Company performance and shareholder interests; and

•	Target stock ownership guidelines applicable to all of our Named Executive Officers, as described above, which align executive and shareholder interests in long-term value creation.

G.	Potential Payments Upon Termination or Change in Control

(1) Summary of Employment Agreements. Each of the Named Executive Officers is a party to an employment agreement with the Company. Mr. Garcia is also a party to a Key Position Agreement. The material terms of all of the aforementioned agreements are summarized below.

(a) Employment Agreements applicable to Mr. Garcia and Mr. Hyde

Mr. Garcia and Mr. Hyde are entitled to a minimum annual salary, subject to yearly review, plus an annual at-risk incentive bonus opportunity, which is determined annually based on a range of specific financial objectives and other objectives reflecting his area and scope of responsibility. Each such executive is also entitled to participate in all incentive, savings and welfare benefit plans generally made available to all salaried employees of the Company.

Each such executive has agreed not to disclose confidential information or compete with the Company, and not to solicit the Company’s customers or recruit its employees, for a period of 24 months following the termination of his employment.

Each such employment agreement may be terminated by the Company at any time for “cause” or “poor performance” (as defined therein) or for no reason, or by the applicable executive with or without “good reason” (as defined therein). Each employment agreement will also be terminated upon the death, disability or retirement of the executive. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below, which may be delayed for such time as may be necessary to avoid a violation of Code Section 409A.

If, prior to a change in control, the executive’s employment is terminated by the Company without cause (but not for poor performance) or he resigns for good reason, the Company will be required to pay such executive’s accrued salary and benefits through the date of termination, plus Mr. Garcia will receive an amount equal to the greater of (i) 50% of his target annual bonus for the current year, or (ii) 100% of his target annual bonus, prorated through the date of termination and adjusted up or down by reference to year-to-date performance at the date of termination, and Mr. Hyde will receive 50% of his target annual bonus for the current year. In addition:

(i)	the executive will receive a lump sum payment equal to 6 months of his base salary, payable no less than 6 months after the date of termination, provided that he does not violate any of the restrictive covenants in the agreement,

(ii)	for a period of up to 12 additional months (or the earlier of the executive violating any restrictive covenants or, in the case of Mr. Garcia, the executive becoming employed elsewhere, or, in the case of Mr. Hyde, the executive becoming employed with a subsequent employer or earning non-employee compensation reasonably anticipated to be more than $50,000 per year, the Company will continue to pay the executive his base salary, and

(iii)	the Company will continue to provide either health insurance coverage or reimbursement pursuant to COBRA for a period of time up to 18 months.

In addition, all of the executive’s restricted stock awards will vest, and for Mr. Garcia, those stock options that would have vested in the next 24 months will vest and remain exercisable for 90 days after the end of the severance period, while for Mr. Hyde those stock options that would have vested in the next 24 months will vest and remain exercisable for 90 days after the termination of his employment.

If, prior to a change in control, the executive’s employment is terminated by the Company for poor performance, the Company will be required to pay such executive’s accrued salary and benefits through the date of termination. In addition, Mr. Garcia may receive 100% of his target annual bonus, prorated through the date of termination and adjusted up or down by reference to year-to-date performance at the date of termination. In addition:

(i)	the executive will receive a lump sum payment equal to 6 months of his base salary, payable no less than 6 months after the date of termination, provided that he does not violate any of the restrictive covenants in the agreement,

(ii)	for a period of up to 6 additional months, the Company will continue to pay the executive his base salary (in the case of each of (i) and (ii), provided the executive does not become employed elsewhere, does not violate any restrictive covenants and, in the case of Mr. Hyde, the executive does not earn non-employee compensation reasonably anticipated to be more than $50,000 per year), and

(iii)	the Company will provide either health insurance coverage or reimbursement pursuant to COBRA for a period of time up to 12 months.

In addition, the executive’s restricted stock awards and stock options that would have vested in the next 24 months will vest, and for Mr. Garcia, those stock options remain exercisable for 90 days after the end of the severance period, while for Mr. Hyde those stock options remain exercisable for 90 days after the termination of his employment.

If, within 36 months after a change in control or in anticipation of a change in control, the executive’s employment is terminated by the Company without cause or such executive resigns for good reason, the Company will be required to pay such executive’s accrued salary and benefits through the date of termination plus 100% of his annual bonus opportunity for the current year. In addition:

(i)	the executive will receive a lump sum payment equal to 6 months of his base salary, payable no less than 6 months after the date of termination, provided that he does not violate any of the restrictive covenants in the agreement,

(ii)	for a period of up to 18 additional months (or the earlier of the executive violating any restrictive covenants) the Company will continue to pay the executive his base salary, and

(iii)	the Company will provide either health insurance coverage or reimbursement pursuant to COBRA for a period of time (in the case of Mr. Garcia, 24 months, and in the case of Mr. Hyde, 18 months). In addition, all of the restricted stock awards and stock options of the executive will vest, and for Mr. Garcia, those stock options will remain exercisable for 90 days after the end of the severance period, while for Mr. Hyde those stock options will remain exercisable for 90 days after the termination of his employment.

Whether or not a change in control shall have occurred, if the employment of the executive is terminated by reason of his death, disability or retirement, such executive will be entitled to receive accrued salary and benefits through the date of termination and any death, disability or retirement benefits that may apply, but no additional severance amount. In addition, if the employment of the executive is terminated by reason of his death or disability, all of his restricted stock awards and stock options will vest in accordance with the terms of the plan, which is applicable to all employees who participate in the equity incentive plans. Furthermore, if the employment of Mr. Hyde is terminated by reason of his retirement, all of his restricted stock awards and stock options will vest pursuant to his agreement.

If the Company terminates the executive for cause, or if he resigns from the Company without good reason, such executive will be entitled to receive accrued salary and benefits through the date of termination, but no additional severance amount is payable under the terms of the employment agreements.

For purposes of these employment agreements, a change in control of the Company is generally defined as the acquisition by a third party of 35% or more of the voting power of the Company, or the consummation of certain mergers, asset sales or other major business combinations. A restructuring or separation of any line of business of the Company will not, of itself, constitute a change in control. Each of these employment agreements provides that the executive will be entitled to a tax gross-up payment from the Company to cover any excise tax liability such executive may incur as a result of payments or benefits contingent on a change in control, but such gross-up payment will be made only if the after-tax benefit to the executive of such tax gross-up is at least $50,000. If not, the benefits would be reduced to an amount that would not trigger the excise tax.

In addition, each of the agreements contains a waiver provision that provides that the failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of the agreement shall not be deemed a waiver or relinquishment of any right granted in the agreement or of the future performance of any such term or condition or of any other term or condition of the agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b) Employment Agreements with Mr. Mangum and Mr. Sloan

Mr. Mangum’s employment agreement was effective on March 1, 2010 and will remain in effect through May 31, 2013, with automatic renewals on a year to year basis unless either party provides notice that there will be no extension. Mr. Sloan’s employment agreement was effective on June 1, 2010 and will remain in effect through May 31, 2013 with automatic renewals on a year to year basis unless either party provides notice that there will be no extension. Pursuant to their agreements, Messrs. Mangum and Sloan are entitled to a minimum annual salary, subject to yearly review, plus an annual at-risk incentive bonus opportunity, which is based on the achievement of financial and performance objectives determined annually by the Compensation Committee. They are also entitled to participate in all incentive, savings and welfare benefit plans generally made available to all salaried employees of the Company.

Messrs. Mangum and Sloan both have agreed not to disclose confidential information and not to solicit the Company’s customers or recruit its employees, for a period of 24 months following the termination of his employment. If the executive’s employment is terminated (other than as a result of the Company failing to extend his employment agreement), he has agreed not to compete with the Company for a period of 24 months or, under certain circumstances, 18 months. The non-compete does not apply if the executive’s employment is terminated as a result of the Company failing to extend his employment agreement.

The employment agreements may be terminated by the Company at any time for “cause” or for no reason, or by the executive with or without “good reason” (as defined therein). The employment agreements will also be terminated upon the executive’s death, disability or retirement. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below, which may be delayed for such time as may be necessary to avoid a violation of Code Section 409A.

If, prior to a change in control or on or after the second anniversary of a change in control, the executive’s employment is terminated by the Company without cause or he resigns for good reason, the Company will be required to pay his accrued salary and benefits through the date of termination plus a pro-rata portion of his annual bonus for the year of termination, based upon actual performance against certified pre-established bonus targets. In addition:

(i)	the Company will continue to pay his base salary for 6 months, or, if such payments are delayed by reason of Code Section 409A, make a lump sum payment equal to 6 months of his base salary on the first day of the seventh month after the date of termination, in each case provided that he does not violate any of the restrictive covenants in the agreement,

(ii)	for a period of up to 12 additional months (or the earlier of the executive becoming employed with a competitor or violating any restrictive covenants) the Company will continue to pay his base salary, and

(iii)	the Company will for a period of up to 12 months pay his COBRA premiums (however, this obligation will cease upon the executive obtaining other employment if health care coverage is provided by the new employer).

All of the executive’s restricted stock awards will vest, and those stock options that would have vested in the next 24 months will vest and remain exercisable for no more than 90 days from the date of termination. His performance-based restricted stock units will remain outstanding, and, after the Compensation Committee certifies the results at the end of the performance cycle in which the date of termination falls, he will receive 50% of the number of shares that vested based on the actual satisfaction of such performance requirements.

If, within 24 months after a change in control, the executive’s employment is terminated by the Company without cause or he resigns for good reason, the Company will be required to pay his accrued salary and benefits through the date of termination. In addition, the Company will pay:

(i)	2 times the amount of his then-current base salary,

(ii)	2 times the amount of his then-current target bonus opportunity, payable on the date that is 9 months and 1 day following the date of termination (in the case of each of (i) and (ii), provided the executive does not violate any restrictive covenants),

(iii)	a pro-rated bonus for the fiscal year in which the termination occurs based on (1) his then-current target bonus opportunity, if the termination date occurs before the end of the fiscal year in which the change of control occurred, or (2) the actual amount earned based on certified results, if the termination date occurs during a fiscal year that began after the change in control occurred, and

(iv)	the Company will continue to provide up to 18 months of reimbursement pursuant to COBRA (however, this obligation will cease upon the executive obtaining other employment if health care coverage is provided by the new employer).

In addition, all of the executive’s restricted stock awards and stock options will vest, and the options will remain exercisable for no more than 90 days from the date of termination. The executive’s performance-based restricted stock units will convert to fully-vested shares of Company Common Stock based upon (i) assumed target performance, if the date of termination occurs before the end of the performance cycle in which the change in control occurs, or (ii) the greater of assumed target performance or actual performance, if the date of termination occurs after the end of the performance cycle in which the change of control occurs, or (iii) actual performance, if the date of termination occurs during a performance cycle that began after the change in control occurred. The executive also will be eligible for comparable benefits if his employment is terminated without cause or he resigns for good reason after a public announcement of a transaction which would lead to a change in control and the transaction closes no later than 9 months and 1 day after his termination of employment.

Whether or not a change in control shall have occurred, if the executive’s employment is terminated by reason of his death, disability or retirement, he will be entitled to receive accrued salary and benefits through the date of termination and any death, disability or retirement benefits that may apply. In addition, all of the executive’s restricted stock awards and stock options will vest. In the case of termination due to retirement, the executive’s performance-based restricted stock units will convert to fully-vested shares of Company Common Stock based on actual performance as certified by the Committee at the end of the performance cycle. In the case of termination due to death or disability, the executive’s performance-based restricted stock units will convert to fully-vested shares of Company Common Stock based upon assumed performance at the target level.

If the Company terminates the executive for cause, or if he resigns from the Company without good reason, he will be entitled to receive accrued salary and benefits through the date of termination, but no additional severance amount is payable under the terms of his employment agreement.

For purposes of the executive’s employment agreement, a change in control of the Company is generally defined as the acquisition by a third party of 35% or more of the voting power of the Company, or the consummation of certain mergers, asset sales or other major business combinations. His employment agreement provides that the executive will be entitled to a tax gross-up payment from the Company to cover any excise tax liability such executive may incur as a result of payments or benefits contingent on a change in control that occurs before the fourth anniversary of the effective date of his employment agreement, but no gross-up payment will be made if a determination is made that the payments required under the agreement are less than 110% of the safe harbor amount, where the safe harbor amount is 2.99 times the executive’s base amount as determined under Code Section 280G(b)(3). If not, the benefits would be reduced to an amount that would not trigger the excise tax.

In addition, the agreement contains a waiver provision that provides that the failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of the agreement shall not be deemed a waiver or relinquishment of any right granted in the agreement or of the future performance of any such term or condition or of any other term or condition of the agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(c) Employment Agreement applicable to Mr. Schuessler

Mr. Schuessler’s employment agreement will remain in effect through May 31, 2015 with automatic renewals on a year to year basis unless either party provides notice that there will be no extension. Pursuant to his agreement, Mr. Schuessler is entitled to a minimum annual salary, subject to yearly review, plus an annual at-risk incentive bonus opportunity, which is based on the achievement of financial and performance objectives determined annually by the Compensation Committee. He is also entitled to participate in all incentive, savings and welfare benefit plans generally made available to all salaried employees of the Company.

Mr. Schuessler has agreed not to disclose confidential information or compete with the Company, and not to solicit the Company’s customers or recruit its employees, for a period of 24 months following the termination of his employment.

His employment agreement may be terminated by the Company at any time for “cause” or for no reason, or by him with or without “good reason” (as defined therein). The employment agreement will also be terminated upon the executive’s death, disability or retirement. Depending on the reason for the termination and when it occurs, he will be entitled to certain severance benefits, as described below, which may be delayed for such time as may be necessary to avoid a violation of Code Section 409A.

If, prior to a change in control, the executive’s employment is terminated by the Company without cause or he resigns for good reason, the Company will be required to pay such executive’s accrued salary and benefits through the date of termination, plus a pro-rata portion of his annual bonus for the year of termination, based upon actual performance against certified pre-established bonus targets. In addition:

(i)	the executive will receive a lump sum payment equal to 6 months of his base salary, payable no less than 6 months after the date of termination, provided that he does not violate any of the restrictive covenants in the agreement,

(ii)	for a period of up to 12 additional months (or the earlier of the executive violating any restrictive covenants or becoming employed with a subsequent employer or earning non-employee compensation reasonably anticipated to be more than $100,000 per year), the Company will continue to pay the executive his base salary, and

(iii)	the Company will for a period of up to 18 months pay his COBRA premiums (however, this obligation will cease upon the executive obtaining other employment if health care coverage is provided by the new employer).

In addition, all of the executive’s restricted stock awards will vest, and those stock options that would have vested in the next 24 months will vest and remain exercisable for no more than 90 days from the date of termination. His performance-based restricted stock units will remain outstanding, and, after the Compensation Committee certifies the results at the end of the performance cycle in which the date of termination falls, he will receive 50% of the number of shares that vested based on the actual satisfaction of such performance requirements.

If, within 24 months after a change in control or in anticipation of a change in control, the executive’s employment is terminated by the Company without cause or he resigns for good reason, the Company will be required to pay his accrued salary and benefits through the date of termination. In addition, the Company will pay:

(i)	the executive will receive a lump sum payment equal to 6 months of his base salary, payable no less than 6 months after the date of termination, provided that he does not violate any of the restrictive covenants in the agreement,

(ii)	for a period of up to 18 additional months (or the earlier of the executive violating any restrictive covenants) the Company will continue to pay the executive his base salary,

(iii)	a pro-rated bonus for the fiscal year in which the termination occurs based on the actual amount earned based on certified results, provided that he does not violate any restrictive covenants,

(iv)	and 2 times the amount of his then-current target bonus opportunity, payable on the date that is 9 months and 1 day following the date of termination (provided that the executive does not violate any restrictive covenants), and

(v)	the Company will continue to provide up to 18 months of reimbursement pursuant to COBRA (however, this obligation will cease upon the executive obtaining other employment if health care coverage is provided by the new employer).

In addition, all of the executive’s restricted stock awards and stock options will vest, and the options will remain exercisable for no more than 90 days from the date of termination. His performance-based restricted stock units will remain outstanding, and, after the Compensation Committee certifies the results at the end of the performance cycle in which the date of termination falls, he will receive 100% of the number of shares that vested based on the actual satisfaction of such performance requirements.

Whether or not a change in control shall have occurred, if the executive’s employment is terminated by reason of his death, disability or retirement, he will be entitled to receive accrued salary and benefits through the date of termination and any death, disability or retirement benefits that may apply. In addition, all of the executive’s restricted stock awards and stock options will vest. The number of performance-based restricted stock units earned shall be determined based on actual performance as certified by the Committee at the end of the performance cycle.

If the Company terminates the executive for cause, or if he resigns from the Company without good reason, he will be entitled to receive accrued salary and benefits through the date of termination, but no additional severance amount is payable under the terms of his employment agreement.

For purposes of these employment agreements, a change in control of the Company is generally defined as the acquisition by a third party of 35% or more of the voting power of the Company, or the consummation of certain mergers, asset sales or other major business combinations. A restructuring or separation of any line of business of the Company will not, of itself, constitute a change in control.

In addition, the agreements contains a waiver provision that provides that the failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of the agreement shall not be deemed a waiver or relinquishment of any right granted in the agreement or of the future performance of any such term or condition or of any other term or condition of the agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(d) Key Position Agreement with Mr. Garcia

Mr. Garcia and the Company entered into a Key Position Agreement on January 6, 2010. Pursuant to such agreement, at any time on or after July 31, 2013, Mr. Garcia (upon one year’s prior notice) can retire from the Company and receive certain benefits in exchange for certain restrictive covenants. He has agreed not to disclose confidential information, not to compete with the Company, not to solicit the Company’s customers, and not to recruit its employees for a period of 4 years following his retirement date. He has also agreed not to sell any of the stock accelerated as a part of the agreement for a period of 1 year after his retirement date. At the end of such one year period, he may only dispose of 25% of the accelerated shares per year, on a cumulative basis. In exchange for abiding by the restrictive covenants set forth above, Mr. Garcia will receive $500,000 per year plus either health insurance coverage or reimbursement pursuant to COBRA for up to 4 years. In addition, all of his restricted stock awards and stock options will vest, and the options will remain exercisable for 5 years. He will also be entitled to receive the restricted stock granted as a result of any performance-based incentive awards issued prior to the retirement date once the results for the applicable year are certified.

(2) Value of Potential Payments upon Termination or Change in Control. The following tables summarize the value of the termination payments and benefits that each of our Named Executive Officers would receive if such executive had terminated employment on May 31, 2012 under the circumstances shown. The amounts shown in the tables do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and distributions of plan balances under our tax-qualified 401(k) plan. A termination of employment due to death or disability does entitle the executive to an acceleration of all of his outstanding stock and options, but since that is a provision of the incentive plans, the Named Executive Officers would not be entitled to any payments or benefits that are not available to salaried employees generally who are also participants in the plans. For the purposes of the tables below, we have assumed that the price of the Company’s stock was the closing price on the first business day after May 31, 2012, which was $42.48.

Paul Garcia

Type of Payment	Termination by the Company other than for Cause or for Poor Performance or for Poor Performance or Resignation by Executive for Good Reason Prior to Change in Control		Termination for Poor Performance		Termination Without Cause or Resignation by Executive for Good Reason in Connection with a Change of Control
Base salary severance (1)	$500,000	payable in a lump sum no less than 6 months after termination provided he does not violate restrictive covenants (2)	$500,000	payable in a lump sum no less than 6 months after termination provided he does not violate restrictive covenants (3)	$500,000	payable in a lump sum no less than 6 months after termination provided he does not violate restrictive covenants (4)
	$0-$1,000,000	salary continuation of up to 12 additional months (2)	$0-$500,000	salary continuation of up to 6 additional months (3)	$0-$1,500,000	salary continuation of up to 18 additional months (4)
Other cash severance	$1,500,000	100% of target opportunity since termination is assumed to have occurred on May 31	$1,500,000	100% of target opportunity since termination is assumed to have occurred on May 31	$1,500,000	100% of target opportunity
Restricted Stock Acceleration	$3,766,532	all	$2,985,367	24 months	$3,766,532	all
Performance-Based Restricted Stock Unit Acceleration	0	none	0	none	0	none
Stock Option Acceleration	$155,682	24 months	$155,682	24 months	$229,962	all
Benefit Continuation	$25,965 max.	up to 18 months	$17,310 max.	up to 12 months	$34,620 max.	up to 24 months
280G Tax Gross-Up	—		—		0

Note 1:	This calculation is based upon Mr. Garcia’s base salary as of May 31, 2012, which was $1,000,000.

Note 2:	His agreement provides for a lump sum payment equal to 6 months of base salary, provided he does not violate the restrictive covenants, and salary continuation for an additional 12 months. The salary continuation ceases in the event he becomes employed elsewhere or if he violates any of the restrictive covenants contained in his employment agreement.

Note 3:	His agreement provides for a lump sum payment equal to 6 months of base salary, provided he does not violate the restrictive covenants, and salary continuation for up to an additional 6 months, but ceases in the event he becomes employed elsewhere or violates any of the restrictive covenants contained in his agreement.

Note 4:	His agreement provides for a lump sum payment equal to 6 months of base salary, provided he does not violate the restrictive covenants and salary continuation for up to an additional 18 months, but ceases in the event he violates any of the restrictive covenants contained in his agreement.

Type of Payment	Voluntary Resignation or Termination for Cause		Death		Disability		Retirement
Base salary severance	0	none	0	none	0	none	0	none
Other cash severance	0	none	0	none	0	none	0	none
Restricted Stock Acceleration	0	none	$3,766,532	all	$3,766,532	all	0	none
Performance-Based Restricted Stock Unit Acceleration	0	none	$4,072,133	actual earned based on certified results	$4,072,133	actual earned based on certified results	0	none
Stock Option Acceleration	0	none	$229,962	all	$229,962	all	0	none
Benefit Continuation	0	none	0	none	0	none	0	none

Jeffrey Sloan

Type of Payment	Termination by the Company other than for Cause or Resignation by Executive for Good Reason		Termination Without Cause or Resignation by Executive for Good Reason in connection with a Change of Control
Base salary severance (1)	$309,000 - $927,000	minimum of 6 months salary continuation but up to 18 months (2)	$1,236,000	2 times base salary
Other cash severance	$490,669	pro-rated actual bonus based upon certified results	$1,575,900	actual bonus earned based upon certified results or target opportunity (depending on when the change of control occurred) plus 2 times the then current bonus opportunity.
Restricted Stock Acceleration	$1,593,000	all	$1,593,000	all
Performance-Based Restricted Stock Unit Acceleration	$585,374	50% of actual amount earned based upon certified results	$1,170,749	actual amount earned based upon certified results or 100% of target, depending on when the change of control occurred
Stock Option Acceleration	$13,000	24 months	$19,500	all
Benefit Continuation	$17,310 max	up to 12 months	$25,964 max	up to 18 months
280G Tax Gross-Up	—		0

Note 1:	This calculation is based upon Mr. Sloan’s base salary as of May 31, 2012, which was $618,000.

Note 2:	His agreement provides for salary continuation for a minimum of 6 months, but up to the later of (a) 18 months or (b) his becoming employed with a competitor. The salary continuation ceases if he violates any of the restrictive covenants contained in his employment agreement.

Type of Payment	Voluntary Resignation or Termination for Cause		Death		Disability		Retirement
Base salary severance	0	none	0	none	0	none	0	none
Other cash severance	0	none	0	none	0	none	0	none
Restricted Stock Acceleration	0	none	$1,593,000	all	$1,593,000	all	$1,593,000	all
Performance-Based Restricted Stock Unit Acceleration	0	none	$1,170,749	actual amount earned based on certified results	$1,170,749	actual amount earned based on certified results	$1,170,749	actual amount earned based on certified results
Stock Option Acceleration	0	none	$19,500	all	$19,500	all	$19,500	all
Benefit Continuation	0	none	0	none	0	none	0	none

David Mangum

Type of Payment	Termination by the Company other than for Cause or Resignation by Executive for Good Reason		Termination Without Cause or Resignation by Executive for Good Reason in connection with a Change of Control
Base salary severance (1)	$265,000 - $795,000	minimum of 6 months’ salary continuation but up to 18 months (2)	$1,060,000	2 times base salary
Other cash severance	$421,956	pro-rated actual bonus based upon certified results	$1,350,000	actual bonus earned based upon certified results or target opportunity (depending on when the change of control occurred) plus 2 times the then current bonus opportunity.
Restricted Stock Acceleration	$1,085,449	all	$1,085,449	all
Performance-Based Restricted Stock Unit Acceleration	$585,374	50% of actual amount earned based upon certified results	$1,170,749	actual amount earned based upon certified results or 100% of target, depending on when the change of control occurred
Stock Option Acceleration	$42,346	24 months	$61,447	all
Benefit Continuation	$17,310 max.	up to 12 months	$25,965 max.	up to 18 months
280G Tax Gross-Up	—		0

Note 1:	This calculation is based upon Mr. Mangum’s base salary as of May 31, 2012, which was $530,000.

Note 2:	His agreement provides for salary continuation for a minimum of 6 months, but up to the later of (a) 18 months or (b) his becoming employed with a competitor. The salary continuation ceases if he violates any of the restrictive covenants contained in his employment agreement.

Type of Payment	Voluntary Resignation or Termination for Cause		Death		Disability		Retirement
Base salary severance	0	none	0	none	0	none	0	none
Other cash severance	0	none	0	none	0	none	0	none
Restricted Stock Acceleration	0	none	$1,085,449	all	$1,085,449	all	$1,085,449	all
Performance-Based Restricted Stock Unit Acceleration	0	none	$1,170,749	actual amount earned based on certified results	$1,170,749	actual amount earned based on certified results	$1,170,749	actual amount earned based on certified results
Stock Option Acceleration	0	none	$61,447	all	$61,447	all	$61,447	all
Benefit Continuation	0	none	0	none	0	none	0	none

Joseph Hyde

Type of Payment	Termination by the Company other than For Cause or For Poor Performance or Resignation by Executive for Good Reason		Termination for Poor Performance			Termination Without Cause or Resignation by Executive for Good Reason in connection with a Change of Control
Base salary severance (1)	$212,500	payable in a lump sum no less than 6 months after termination provided he does not violate restrictive covenants (2)		$212,500	payable in a lump sum no less than 6 months after termination provided he does not violate restrictive covenants (3)	$212,500	payable in a lump sum no less than 6 months after termination provided he does not violate restrictive covenants (4)
	$0-$425,000	salary continuation of up to 12 additional months (2)	0-$	212,500	salary continuation of up to 6 additional months (3)	$0-$637,500	salary continuation of up to 18 additional months (4)
Other cash severance	$159,375	at least 50% of target opportunity is guaranteed		0	no bonus guaranteed	$318,750	100% of target opportunity
Restricted Stock Acceleration	$757,588	all		$606,954	24 months	$757,588	all
Performance-Based Restricted Stock Unit Acceleration	0	none		0	none	0	none
Stock Option Acceleration	$30,156	24 months		$30,152	24 months	$44,482	all
Benefit Continuation	$25,791 max	up to 18 months		$25,791 max	up to 18 months	$25,791 max	up to 18 months
280G Tax Gross-Up	—			—		0

Note 1:	This calculation is based upon Mr. Hyde’s base salary as of May 31, 2012, which was $425,000.

Note 2:	His agreement provides for a lump sum payment equal to 6 months of base salary, provided he does not violate the restrictive covenants, and salary continuation for an additional 12 months. The salary continuation ceases if he violates any of the restrictive covenants contained in his employment agreement, becomes employed with a subsequent employer or earns non-employee compensation reasonably anticipated to be more than $50,000 per year.

Note 3:	His agreement provides for a lump sum payment equal to 6 months of base salary, provided he does not violate the restrictive covenants, and salary continuation for up to an additional 6 months, but ceases in the event he becomes employed elsewhere, earns non-employee compensation reasonably anticipated to be more than $50,000 per year or violates any of the restrictive covenants contained in his agreement.

Note 4:	His agreement provides for a lump sum payment equal to 6 months of base salary, provided he does not violate the restrictive covenants, and salary continuation for up to an additional 18 months, but ceases in the event he violates any of the restrictive covenants contained in his agreement.

Type of Payment	Voluntary Resignation or Termination for Cause		Death		Disability		Retirement
Base salary severance	0	none	0	none	0	none	0	none
Other cash severance	0	none	0	none	0	none	0	none
Restricted Stock Acceleration	0	none	$757,588	all	$757,588	all	$757,588	all
Performance-Based Restricted Stock Unit Acceleration	0	none	$763,536	actual earned based on certified results	$763,536	actual earned based on certified results	0	none
Stock Option Acceleration	0	none	$44,483	all	$44,483	all	$44,483	all
Benefit Continuation	0	none	0	none	0	none	0	none

Morgan Schuessler

Type of Payment	Termination by the Company other than For Cause or Resignation by Executive for Good Reason		Termination Without Cause or Resignation by Executive for Good Reason in connection with a Change of Control
Base salary severance (1)	$175,000	payable in a lump sum no less than 6 months after termination provided he does not violate restrictive covenants (2)	$175,000	payable in a lump sum no less than 6 months after termination provided he does not violate restrictive covenants (3)
	$0-$350,000	salary continuation of up to 12 additional months (2)	0-$525,000	salary continuation of up to 18 additional months (3)
Other cash severance	$191,741	Pro-rated actual bonus based upon certified results	$611,741	Pro-rated actual bonus based upon certified results plus 2 times the then current bonus opportunity.
Restricted Stock Acceleration	$557,975	all	$557,975	all
Performance-Based Restricted Stock Unit Acceleration	$356,322	50% of actual amount earned based upon certified results	$712,644	100% of actual amount earned based upon certified results
Stock Option Acceleration	$23,342	24 months	$34,482	all
Benefit Continuation	$25,813 max	up to 18 months	$25,813 max	up to 18 months
280G Tax Gross-Up	—		0	No provision contained in Agreement requiring Gross-up payment by Company

Note 1:	This calculation is based upon Mr. Schuessler’s base salary as of May 31, 2012, which was $350,000.

Note 2:	His agreement provides for a lump sum payment equal to 6 months of base salary, provided he does not violate the restrictive covenants, and salary continuation for an additional 12 months. The salary continuation ceases if he violates any of the restrictive covenants contained in his employment agreement, becomes employed with a subsequent employer or earns non-employee compensation reasonably anticipated to be more than $100,000 per year.

Note 3:	His agreement provides for a lump sum payment equal to 6 months of base salary, provided he does not violate the restrictive covenants, and salary continuation for up to an additional 18 months, but ceases in the event he violates any of the restrictive covenants contained in his agreement.

Type of Payment	Voluntary Resignation or Termination for Cause		Death		Disability		Retirement
Base salary severance	0	none	0	none	0	none	0	none
Other cash severance	0	none	0	none	0	none	0	none
Restricted Stock Acceleration	0	none	$558,017	all	$558,017	all	$558,017	all
Performance- Based Restricted Stock Unit Acceleration	0	none	$712,644	actual amount earned based on certified results	$712,644	actual amount earned based on certified results	$712,644	actual amount earned based on certified results
Stock Option Acceleration	0	none	$34,482	all	$34,482	all	$34,482	all
Benefit Continuation	0	none	0	none	0	none	0	none

REPORT OF THE AUDIT COMMITTEE

The primary responsibility of the Audit Committee is to oversee our financial reporting process on behalf of the Board and to report the results of the Audit Committee’s activities to the Board. Management has the primary responsibility for the financial statements and reporting process, including the systems of internal control, and the independent registered public accounting firm (Deloitte) is responsible for auditing those financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. In this context, the Audit Committee has reviewed and discussed with management and Deloitte our audited financial statements as of and for the year ended May 31, 2012. The Audit Committee has discussed with Deloitte the matters required to be discussed by the statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte their independence. In addition, the Audit Committee has considered the compatibility of non-audit services with Deloitte’s independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements, referred to above, be included in the Company’s annual report on Form 10-K for the year ended May 31, 2012 for filing with the SEC.

AUDIT COMMITTEE

Michael W. Trapp, Chairperson

Gerald J. Wilkins

Alan M. Silberstein

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of copies of Forms 3 and 4 filed with the SEC, or written representations that no annual forms (Form 5) were required, we believe that, during the 2012 fiscal year, all of our officers, directors and 10% shareholders complied with the reporting requirements of the SEC regarding their ownership and changes in ownership of Common Stock (as required pursuant to Section 16(a) of the Securities Exchange Act of 1934), except for one late Form 4 for Mr. Garcia reflecting his transfer of 75,438 shares to a grantor retained annuity trust and one late Form 4 for Mr.Wilkins reflecting a sale of 1418 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether they qualify for disclosure as a transaction with related persons under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934. Management screens for these relationships and transactions through the annual circulation of a Directors and Officers Questionnaire (“D&O Questionnaire”) to each member of the Board of Directors and each officer of the Company that is a reporting person under Section 16 of the Securities Act of 1934. The D&O Questionnaire contains questions intended to identify related persons and transactions between the Company and related persons. In addition, our Employee Code of Conduct and Ethics requires employees to report to the General Counsel or Chief Executive Officer any transaction involving themselves or their immediate family members and the Company that may create a conflict of interest with the Company, and further requires the Chief Executive Officer to approve in writing any such transaction with a related person. The members of our disclosure committee also identify any potential related-person transactions. If our management identifies a transaction with a related person, the Audit Committee Charter requires that such transaction be brought to the attention of the Audit Committee for its approval of the financial disclosure pertaining to such transaction. Since June 1, 2008, there have been no transactions with related persons required to be disclosed pursuant to Item 404 of Regulation S-K.

ADDITIONAL INFORMATION

A.	Solicitation of Proxies

The cost of soliciting proxies will be borne by us; however, shareholders voting electronically (via phone or the Internet) should understand that there may be costs associated with electronic access, such as usage charges from Internet service providers or telephone companies. In addition to solicitation of shareholders of record by mail, telephone, or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their principals, and we may reimburse them for mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of Common Stock. We have also engaged Georgeson to solicit proxies on our behalf and we estimate that the fees for such services will not exceed $15,000.

B.	Shareholder Proposals

Only proper proposals under Rule 14a-8 of the Securities Exchange Act of 1934 that are timely received will be included in the proxy statement and proxy for the 2013 annual meeting of shareholders. Notice of shareholder proposals will be considered untimely if received by us after April 20, 2013. If we do not receive notice of any matter that a shareholder wishes to raise at the 2013 annual meeting no later than 45 calendar days before the first anniversary of the date on which this proxy statement is first mailed by the Company, which is expected to be August 10, 2012, and a matter is properly raised at such meeting, the proxies granted in connection with that meeting will have discretionary authority whether or not to vote on the matter.

C.	Shareholder List

We will maintain a list of shareholders entitled to vote at the Annual Meeting at our corporate offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473. The list will be available for examination at the Annual Meeting.

D.	Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules (but without exhibits) for the fiscal year ended May 31, 2012, will be provided, free of charge, upon written request of any shareholder addressed to Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328-3473, Attention: Jane Elliott, Investor Relations. Additionally, the EDGAR version of our Form 10-K is available on the Internet on the SEC’s web site (www.sec.gov).

E.	Closing Price

The closing price of the Common Stock, as reported by the New York Stock Exchange on August 3, 2012 was $ 42.68

F.	Code of Business Conduct and Ethics

We have adopted an Employee Code of Conduct and Ethics, a Director Code of Conduct and Ethics, and a Code of Ethics for Senior Financial Officers, all of which are available on our website at www.globalpaymentsinc.com and will be provided free of charge, upon written request of any shareholder addressed to Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia, 30328-3473, Attention: Investor Relations.

We intend to post amendments to or waivers from the Code of Ethics for Senior Financial Officers on our website at www.globalpaymentsinc.com.

APPENDIX A

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

GLOBAL PAYMENTS INC.

ARTICLE ONE

NAME

The name of the corporation is Global Payments Inc. (the “Corporation”).

ARTICLE TWO

CAPITALIZATION

The Corporation shall have authority, to be exercised by the board of directors, to issue no more than (i) Two Hundred Million (200,000,000) shares of common stock, without par value, which shall be entitled to one vote per share and shall be entitled to receive the net assets of the Corporation upon dissolution and (ii) Five Million (5,000,000) shares of preferred stock, without par value. Shares of preferred stock may be issued from time to time in one or more classes or series, each such class or series to be so designated as to distinguish the shares thereof from the shares of all other classes and series. The Board of Directors is hereby vested with the authority to divide preferred stock into classes or series and to fix and determine the relative rights, preferences, qualifications, and limitation of the shares of any class or series so established.

ARTICLE THREE

BOARD OF DIRECTORS

3.1 Classified Board of Directors. The number of directors of the Corporation shall be as fixed from time to time by or pursuant to the Corporation’s Bylaws. The directors shall be divided into three classes, Class I, Class II and Class III. At the annual shareholders meeting in 2001, the terms of the initial Class I directors shall expire and a new Class I shall be elected for a term expiring at the third annual meeting of shareholders following their election and upon the election and qualification of their respective successors; at the annual shareholders meeting in 2002, the terms of the initial Class II directors shall expire and a new Class II shall be elected for a term expiring at the third annual meeting of shareholders following their election and upon the election and qualification of their respective successors; and at the annual shareholders meeting in 2003, the terms of the initial Class III directors shall expire and a new Class III shall be elected for a term expiring at the third annual meeting of shareholders following their election and upon the election and qualification of their respective successors. At each succeeding annual meeting of shareholders, successors to the class of directors whose term expires at the annual meeting of shareholders shall be elected for a term expiring at the third annual meeting of shareholders following their election and upon the election and qualification of their respective successor.

3.2 Removal. Directors may only be removed from the Board of Directors for cause and only at a special meeting of shareholders called for such a purpose by the affirmative vote of at least two-thirds (2/3) of the total number of votes of the then outstanding shares of the Corporation’s capital stock entitled to vote in the election of directors and only if notice of such proposal was contained in the notice of such meeting. Any vacancy in the Board of Directors resulting from such removal shall be filled in accordance with Section 3.4 hereof. For purposes of this Section, “cause” shall mean only (a) conviction of a felony, (b) declaration of unsound mind or order of a court, (c) gross dereliction of duty, (d) commission of an action involving moral turpitude, or (e) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the Corporation.

3.3 Vacancies and Changes of Authorized Number. All vacancies and any newly created directorship resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although fewer than a quorum, or by a sole remaining director. Each director chosen in accordance with this Section shall hold office until the next election of the class for which such director shall have been chosen, and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal; provided, however that a director chosen in accordance with this Section to fill a newly-created directorship shall hold office only until the next election of directors by the shareholders and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal.

3.4 Amending or Repealing Article Three. Notwithstanding any provision hereof, or of the Bylaws or any law which might otherwise permit a lesser vote, the affirmative vote of the holders of at least two-thirds (2/3) of all classes of stock entitled to vote in the election of directors shall be required to alter, amend or repeal this Article Three.

ARTICLE FOUR

CONSTITUENCY CONSIDERATIONS

In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the Corporation, the communities in which offices or other establishments of the Corporation are located, and all other factors such directors consider pertinent; provided, however, that this Article shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency and right to be considered.

ARTICLE FIVE

AMENDMENT OF BYLAWS

Except as otherwise provided in this Article Five, the Bylaws may be altered, amended or repealed, and new Bylaws may be adopted, by (a) the affirmative vote of the holders of two-thirds (2/3) of the shares of stock then outstanding and entitled to vote in the election of directors, or (b) the Board of Directors of the Corporation, but any Bylaw adopted by the Board of Directors may be altered, amended, or repealed, or new Bylaws may be adopted, by the affirmative vote of the holders of two-thirds (2/3) of the shares of stock entitled to vote in the election of directors. The shareholders may prescribe, by so expressing in the action they take in amending or adopting any Bylaw or Bylaws, that the Bylaw or Bylaws so amended or adopted by them shall not be altered, amended or repealed by the Board of Directors. Notwithstanding the foregoing, Section 4.05 of the Bylaws may not be modified, amended or repealed except by the affirmative vote of the holders of a majority of the shares of stock then outstanding and entitled to vote in the election of directors.

ARTICLE SIX

LIMITATION OF DIRECTOR LIABILITY

6.1 Limitation of Liability. A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability:

(i) for any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;

(ii) for acts or omissions which involve intentional misconduct or a knowing violation of law;

(iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or

(iv) for any transaction from which the director received an improper personal benefit.

6.2 Repeal or Modification of this Article. Any repeal or modification of the provisions of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

6.3 Additional Provisions. If the Georgia Business Corporation Code is amended, after this Article becomes effective, to authorize corporate action further eliminating or limiting the liability of directors, then, without further corporate action, the liability of a director of the Corporation, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by the Georgia Business Corporation Code, as so amended.

6.4 Severability. In the event that any of the provisions of this Article (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

* * *

These Second Amended and Restated Articles of Incorporation contain amendments requiring shareholder approval and were duly adopted in accordance with the applicable provisions of Section 14-2-1003 of the Georgia Business Corporation Code by the Board of Directors of the Corporation on July 24, 2012 and by the shareholders of the Corporation on September [    ], 2012

These Second Amended and Restated Articles of Incorporation supersede the Amended and Restated Articles of Incorporation and all amendments thereto.

IN WITNESS WHEREOF, the Corporation has caused these Second Amended and Restated Articles of Incorporation to be executed by its duly authorized officer on this         day of             , 2012.

GLOBAL PAYMENTS INC.

By:

globalpayments

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 19, 2012.

Vote by Internet

Vote by telephone

Annual Meeting Proxy Card

1234 5678 9012 345

1. Election of Class III Directors:

B Non-Voting Items

Change of Address — Please print new address below.

Please sign exactly as your name appears on your stock certificate and date. Where shares are held jointly, each shareholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

C 1234567890 JNT

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MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE. SACKPACK 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week! ADD 1 Instead of mailing your proxy, you may choose one of the voting ADD 2 methods outlined below to vote your proxy. ADD 3 ADD 4 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. MMMMMMMMM ADD 5 Proxies 1:00 a.m. submitted , Central Time, by the on Internet September or telephone 19, 2012. must be received by ADD 6 Vote by Internet • Go to www.envisionreports.com/GPN • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 through 4. 1. Election of Class III Directors: For Withhold For Withhold For Withhold + 01—Alex W. Hart* 02—William I Jacobs* 03—Alan M. Silberstein* * and Each qualified to serve or until until the their 2015 respective Annual Meeting earlier resignation, of Shareholders, retirement, or until disqualification, their respective removal successors from office are elected or death. For Against Abstain For Against Abstain 2. To named approve, executive on an officers. advisory basis, the compensation of our 3. To of Incorporation. approve the Second Amended and Restated Articles 4. To Company’s ratify the independent reappointment public of Deloitte accountants. & Touche LLP as the B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below please Please give sign full exactly title as as your such. name If a corporation, appears on please your stock sign certificate in full corporate and date. name Where by president shares are or held other jointly, authorized each shareholder officer. If a partnership, should sign. please When signing sign in partnership as executor, name administrator, by authorized trustee, person. or guardian, Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM3 3 A V 1 4 2 0 7 4 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01I6RC

Directions to Global Payments Corporate Headquarters Global Payments Inc. 10 Glenlake Parkway NE, North Tower Atlanta, GA 30328-3473 770.829.8000 Using GA 400 North, take exit 5B (Sandy Springs) and drive west on Abernathy Road about one block. Turn right on Glenlake Parkway. 10 Glenlake Parkway is the first drive on the left. (The North Tower is the building to your right upon entering the circular drive). Using GA 400 South, exit 5 Abernathy Road and follow instructions above. 3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — GLOBAL PAYMENTS INC. 2012 ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GLOBAL PAYMENTS INC. AND MAY BE REVOKED BY THE SHAREHOLDER PRIOR TO ITS EXERCISE The undersigned shareholder of Global Payments Inc. (the “Company”), Atlanta, Georgia, hereby constitutes and appoints Paul R. Garcia or Suellyn P. Tomay or either one of them, each with full power of substitution, to vote the number of shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of shareholders to be held at the Company’s offices at 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328, on September 19, 2012, at 11:00 a.m., Atlanta time (the “Annual Meeting”), or at any adjournments or postponements thereof, upon the proposals described in the Notice of 2012 Annual Meeting of Shareholders and Proxy Statement, both dated August 10, 2012, the receipt of which is acknowledged, in the manner specified below. The proxies, in their discretion, are further authorized to vote on any adjournments or postponements of the Annual Meeting, for the election of one or more person to the Board of Directors if any of the nominees named herein becomes unable to serve or for good cause will not serve, on matters which the Board of Directors does not know a reasonable time before making the proxy solicitations will be presented at the Annual Meeting, or any other matters which may properly come before the Annual Meeting and any adjournments or postponements thereto. This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted “FOR” election of the director nominees named in Proposal 1, “FOR” Proposal 2 relating to the advisory vote on the compensation of our named executive officers, “FOR” Proposal 3 relating to the Second Amended and Restated Articles of Incorporation, and “FOR” the ratification of the reappointment of Deloitte & Touche LLP as the Company’s independent public accountants, and with discretionary authority on all other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof. YOU MAY VOTE BY TELEPHONE, THE INTERNET, OR U.S. MAIL. If you are voting by telephone or the Internet, please do not mail your proxy.